Exhibit 10.39

Execution Version

AMENDMENT NO. 10 TO RECEIVABLES PURCHASE AGREEMENT
THIS AMENDMENT NO. 10 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of January 4, 2017 (the “Effective Date”), is entered into by and among:
(a)Convergys Funding Inc., a Kentucky corporation (“Seller”),
(b)Convergys Corporation, an Ohio corporation (“Convergys”), as initial Servicer and Performance Guarantor,
(c)The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BTMU” or a “Purchaser”),
(d)Gotham Funding Corporation, a Delaware corporation (“Gotham” or the “Conduit”),
(e)Wells Fargo Bank, N.A. (“Wells Fargo” or a “Purchaser” and together with BTMU, the “Purchasers”), successor by merger to Wachovia Bank, National Association, and
(f)Wells Fargo Bank, N.A. in its capacity as administrative agent for the Purchasers (in such capacity, together with its successors and assigns, the “Administrative Agent”).
PRELIMINARY STATEMENTS
Seller, Servicer, Liberty Street Funding LLC, The Bank of Nova Scotia, individually and as Scotiabank Group Agent, and Wells Fargo Bank, N.A. (successor by merger to Wachovia Bank, National Association), individually and as Administrative Agent, were parties to that certain Receivables Purchase Agreement dated as of June 30, 2009, as amended (the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.
Immediately prior to effectiveness of this Amendment, Liberty Street Funding LLC and The Bank of Nova Scotia assigned all of their right, title and interest in and to the Agreement, the other Transaction Documents and the Receivable Interests to BTMU and Gotham, and, accordingly the parties hereto wish to amend the Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and the other mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendments. Upon the terms and subject to the conditions set forth in this Amendment, the parties hereto hereby agree that the Agreement is hereby amended in its entirety to read as set forth in Exhibit A hereto. For the avoidance of doubt, notwithstanding anything to the contrary contained in any prior amendment or amendments to the Agreement, the Agreement set forth in Exhibit A hereto reflects the current agreement of the parties hereto as to all of the terms and provisions of the Agreement as of the Effective Date.

2.Representations and Warranties of Seller Parties. In order to induce the Administrative Agent and the Purchasers to enter into this Amendment, (i) each of the Seller Parties hereby represents and warrants to the Administrative Agent and the Purchasers, as to itself or on its own behalf, as applicable, as of the date hereof: (a) The execution and delivery by such Seller Party of this Amendment and the performance of its obligations hereunder and under the Agreement as amended hereby are within its corporate powers and authority and have been duly authorized by all necessary corporate or limited liability company action on its part; (b) this Amendment has been duly executed and delivered by such Seller Party; (c) this Amendment and the Agreement as amended hereby constitute the legally valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); (d) as of the date hereof, the representations and warranties set forth in Section 5.1 of the Agreement are true and correct as though made on and as of the date hereof; and (e) as of the date hereof, and after giving effect to this Amendment, no event has occurred and is continuing, or would result from this Amendment, that will constitute an Amortization Event or a Potential Amortization Event.
3.Effectiveness. This Amendment shall become effective as of the Effective Date upon (i) receipt by the Administrative Agent of counterparts hereof, duly executed by each of the parties hereto, (ii) receipt by the Administrative Agent of counterparts of the Gotham Group Fee Letter and the Wells Fargo Fee Letter, duly executed by the parties thereto, and receipt by each of the Committed Purchasers in the accounts specified therein of their respective Upfront Fees, (iii) receipt by the Administrative Agent of counterparts of the Administrative Agent’s Fee Letter, duly executed by Seller and the Administrative Agent, and payment of the Administrative Agent’s fee described therein, (iv) receipt by the Administrative Agent of a Secretary’s Certificate of the Seller certifying as to attached resolutions authorizing the execution, delivery and performance of the Agreement as amended hereby, attached copies of its Articles of Incorporation and By-laws, as well as the incumbency and specimen signatures of its authorized officers, (v) receipt by BTMU of reliance letters executed by Frost Brown Todd LLC and Spencer Fane Britt & Browney LLP with respect to all legal opinions delivered in connection with the Transaction Documents, (vi) receipt by the Administrative Agent of a Secretary’s Certificate of the Servicer certifying as to attached resolutions authorizing the execution, delivery and performance of this Amendment, attached copies of its Articles of Incorporation and By-laws, as well as the incumbency and specimen signatures of its authorized officers, and (vii) payment in full of Administrative Agent’s outstanding reasonable, documented legal fees incurred in connection with this Amendment and the documents required to be delivered hereunder. Except as expressly amended hereby, the Agreement shall remain unaltered and in full force and effect.
4.Performance Undertaking. The Performance Guarantor hereby affirms that the Performance Undertaking in full force and effect and unaltered except that references therein to “The Bank of Nova Scotia” shall be deemed to be references to the “Gotham Group.”

5.    Miscellaneous.
5.1.    CHOICE OF LAW. THIS AMENDMENT (AND THE AGREEMENT AS AMENDED HEREBY) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE ADMINISTRATIVE AGENT’S OR PURCHASERS’ OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES AND RELATED SECURITY OR REMEDIES IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
5.2.    CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT (OR THE AGREEMENT AS AMENDED HEREBY), AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST ANY AGENT OR ANY PURCHASER OR ANY AFFILIATE OF ANY AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT (OR THE AGREEMENT AS AMENDED HEREBY) SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.
5.3.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AMENDMENT (OR THE AGREEMENT AS AMENDED HEREBY) OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
5.4.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).
5.5.    Counterparts; Severability. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic mail attaching an image or .pdf of an executed counterpart shall be effective as delivery of a manually executed counterpart of a signature page to this Amendment. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date hereof.
CONVERGYS FUNDING INC., AS SELLER
By: /s/ David R. Wiedwald
Name: David R. Wiedwald
Title: Treasurer
CONVERGYS CORPORATION, AS SERVICER AND PERFORMANCE GUARANTOR
By: /s/ David R. Wiedwald
Name: David R. Wiedwald
Title: Treasurer

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, AS A COMMITTED PURCHASER AND AS GOTHAM GROUP AGENT

By: /s/ Richard Gregory Hurst
Name: Richard Gregory Hurst
Title: Managing Director

GOTHAM FUNDING CORPORATION, AS A PURCHASER

By: /s/ John L. Fridlington
Name: John L. Fridlington
Title: Vice President

WELLS FARGO BANK, N.A., INDIVIDUALLY AS A COMMITTED PURCHASER AND AS ADMINISTRATIVE AGENT
By: /s/ Michael J. Landry
Name: Michael J. Landry
Title: Vice President

EXHBIT A TO AMENDMENT NO. 10

RECEIVABLES PURCHASE AGREEMENT

Dated as of June 30, 2009 as Restated in Amendment No. 10

among

Convergys Funding Inc., as Seller,

Convergys Corporation, as Servicer,

Wells Fargo Bank, N.A.

Gotham Funding Corporation

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch,
Individually and as Gotham Group Agent

and

Wells Fargo Bank, N.A., as Administrative Agent

RECEIVABLES PURCHASE AGREEMENT

This Receivables Purchase Agreement dated as of June 30, 2009, is among:
(a)    Convergys Funding Inc., a Kentucky corporation (“Seller”),
(b)    Convergys Corporation, an Ohio corporation (“Convergys”), as initial Servicer,
(c)    Gotham Funding Corporation, a Delaware corporation (together with its successors, “Gotham” or the “Conduit”),
(d)    The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BTMU” and, together with its successors, the “Gotham Committed Purchaser” and, together with Gotham, the “Gotham Group”),
(e)    Wells Fargo Bank, N.A. (“Wells Fargo” or a “Purchaser”),
(f)    The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch , a Japanese bank acting through its New York Branch, in its capacity as agent for the Gotham Group (the “Gotham Group Agent”), and
(g)    Wells Fargo Bank, N.A., in its capacity as administrative agent for the Gotham Group, Wells Fargo and the Gotham Group Agent (in such capacity, together with its successors and assigns, the “Administrative Agent” and, together with the Gotham Group Agent, the “Agents”).
Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I and if not defined therein shall have the meanings assigned thereto in the applicable Receivables Sale Agreement.
PRELIMINARY STATEMENTS
Seller desires to transfer and assign Receivables Interests to the Purchasers from time to time.
Wells Fargo shall purchase its Percentage of each Receivables Interest from Seller from time to time.
From time to time, the Conduit may, in its absolute and sole discretion, purchase its Percentage of each Receivables Interest from Seller, and in the event that the Conduit declines to make any such purchase or any portion of such purchase, the Gotham Committed Purchaser shall make such purchase. The Conduit has elected not to fund the portion of its Percentage of the Receivables Interests equal to the Fixed Amount.

The Bank of Tokyo-Mitsubishi UFJ, Ltd., a Japanese chartered bank acting through its New York Branch has been requested and is willing to act as Gotham Group Agent on behalf of the Gotham Group in accordance with the terms hereof.
Wells Fargo Bank, N.A. has been requested and is willing to act as Administrative Agent on behalf of the Purchasers in accordance with the terms hereof.
ARTICLE I.
PURCHASE ARRANGEMENTS
Section 1.1     Purchase Facility.

(a)On the terms and subject to the conditions set forth in this Agreement, Seller may from time to time prior to the Facility Termination Date, sell Receivables Interests to the Purchasers by delivering (or causing Servicer to deliver, on Seller’s behalf) a Purchase Notice to Wells Fargo and the Gotham Group Agent in accordance with Section 1.2. Upon receipt of a Purchase Notice,

(i)Wells Fargo agrees to purchase its Percentage of such Receivables Interest, on the terms and subject to the conditions hereof, provided that at no time may the aggregate Invested Amount of Wells Fargo at any one time outstanding exceed the lesser of (A) the amount of Wells Fargo’s Commitment hereunder, and (B) Wells Fargo’s Percentage of the difference between the Net Pool Balance and the Required Reserves (such lesser amount, the “Wells Fargo Allocation Limit”); and

(ii)the Gotham Group Agent shall determine whether the Conduit will purchase all or any portion of its Percentage of such Receivables Interest, and in the event that the Conduit elects not to make any such purchase of its Percentage of such Receivables Interest, in whole or in part, the Gotham Group Agent shall promptly notify Seller and the Gotham Committed Purchaser of such fact, whereupon the Gotham Committed Purchaser agrees to purchase such Receivables Interest, on the terms and subject to the conditions hereof, provided that at no time may the aggregate Invested Amount of the Gotham Group at any one time outstanding exceed the lesser of (A) the amount of the Gotham Committed Purchaser’s Commitment hereunder, and (B) the Gotham Group’s Percentage of the difference between the Net Pool Balance and the Required Reserves (such lesser amount, the “Gotham Group Allocation Limit”). Gotham hereby notifies Seller and the Gotham Committed Purchaser that Gotham will not fund the portion of its Percentage of any Receivables Interest equal to the Fixed Amount at such time.

In no event shall the Aggregate Invested Amount outstanding hereunder exceed the lesser of (A) the Purchase Limit and (B) the difference between the Net Pool Balance and the Required Reserves. Each Committed Purchaser’s Commitment to Seller under this Agreement shall terminate on the earlier to occur of (1) such Committed Purchaser’s Scheduled Termination Date and (2) the Facility Termination Date.
(b)The Fixed Amount will initially be $0. The Fixed Amount, if any, will be designated by Seller from time to time pursuant to Purchase Notices delivered in accordance with Section 1.2; provided, however, in no event will the Fixed Amount exceed the Gotham Group Allocation Limit, and in no event will the Conduit or Wells Fargo fund any portion of the Fixed Amount. In the absence of any contrary advice from Seller (or Servicer, on Seller’s behalf), the parties will assume that the Fixed Amount remains unchanged.

(c)Seller may, upon at least 10 Business Days’ notice to the Agents and Wells Fargo, terminate in whole or reduce in part, the unused portion of the Purchase Limit, provided that (i) each partial reduction of the unused Purchase Limit shall be in an aggregate amount equal to $2,000,000 or a larger integral multiple of $1,000,000, (ii) each such partial reduction shall reduce the unused portion of the Purchase Limit ratably between Wells Fargo and the Gotham Group in accordance with their respective Percentages, and (iii) no such partial reduction may reduce the Purchase Limit to an amount less than $112,500,000.

Section 1.2    Increases. Seller (or Servicer, on Seller’s behalf) shall provide Wells Fargo and the Gotham Group Agent with notice of each Incremental Purchase not later than 10:00 a.m. (New York City time) on the date of such Incremental Purchase in a form set forth as Exhibit II-A hereto for Wells Fargo and Exhibit II-B hereto for the Gotham Group (each, a “Purchase Notice”). Each Purchase Notice shall be subject to Section 6.2 hereof and shall be irrevocable and shall specify the requested Purchase Price (which shall be at least $2,000,000 or a larger integral multiple of $100,000) and date of purchase (which shall be a Business Day) and, in the case of an Incremental Purchase to be funded by Wells Fargo and the Gotham Committed Purchaser, the requested Discount Rate and, in the case of the Gotham Committed Purchaser, the requested Tranche Period. For security purposes, the amount of Wells Fargo’s Percentage of each Incremental Purchase shall also be entered by a Seller Party into Wells Fargo’s online “C.E.O. portal” or funding may be delayed pending telephonic verification of such amount. Following receipt of a Purchase Notice, the Gotham Group Agent will determine whether the Conduit agrees to make its purchase. If the Conduit declines to make a proposed purchase, the Incremental Purchase of the Gotham Group’s Percentage of such Receivables Interest will be made by the Gotham Committed Purchaser. In the event that any Purchase Notice is delivered later than 12:00 noon. (New York City time) one (1) Business Day prior to the date of such Incremental Purchase, the Purchasers shall make such Incremental Purchase on a best-efforts basis only. On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article VI, the Conduit or the Gotham Committed Purchaser, as applicable, and Wells Fargo shall initiate a wire transfer to the Facility Account, of immediately available funds, no later than 2:00 p.m. (New York City time), in an amount equal to (i) in the case of the Gotham Group, its Percentage of the Purchase Price of the Receivables Interest then being purchased, (ii) in the case of the Gotham Committed Purchaser, the Fixed Amount and any other portion of the Gotham Group’s Percentage of the Receivables Interest then being purchased that the Conduit elects not to fund, and (iii) in the case of Wells Fargo, its Percentage of the Purchase Price of the Receivables Interest then being purchased.

Section 1.3    Decreases. Not later than (a) 9:15 a.m. (New York City time) on the date of any proposed reduction of the Aggregate Invested Amount of $20,000,000-$80,000,000 in the aggregate, (b) 9:30 a.m. (New York City time) on the date of any proposed reduction of the Aggregate Invested Amount of less than $20,000,000 in the aggregate, and (c) 11:00 a.m. (New York City time) on the Business Day prior to the date of any proposed reduction of the Aggregate Invested Amount of more than $80,000,000 in the aggregate, Seller (or Servicer, on Seller’s behalf) shall provide Wells Fargo and the Gotham Group Agent with written notice (each, a “Reduction Notice”) specifying (i) the date upon which any such reduction of Aggregate Invested Amount shall occur, (ii) the amount of Aggregate Invested Amount to be reduced (the “Aggregate Reduction”), (iii) each of Wells Fargo’s and the Gotham Group’s Percentage of such Aggregate Reduction, which shall be applied ratably to Wells Fargo and the Gotham Group in accordance with their respective Percentages; provided however, that no portion of the Aggregate Reduction shall be applied to the Fixed Amount until the Conduit’s Invested Amount is reduced to $0. Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4    Payment Requirements. (a) All amounts to be paid or deposited by any Seller Party pursuant to any provision of this Agreement shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in immediately available funds, and if not received by such time shall be deemed to be received on the next succeeding Business Day. If such amounts are payable to the Gotham Group Agent or to a member of the Gotham Group, they shall be paid to account no. 310035147 at The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, ABA No. 026-009-632, Account Name: Gotham Funding Corporation, Reference: Convergys, until otherwise notified by the Gotham Group Agent (the “Gotham Account”). If such amounts are payable to the Administrative Agent or to Wells Fargo, they shall be paid to account no. 2070482789126 at Wells Fargo Bank, N.A., ABA No. 053000219, Reference: Convergys Funding Inc., until otherwise notified by Wells Fargo (the “Wells Fargo Account”). All computations of Yield, per annum fees hereunder (including, in the case of the Conduit, per annum fees calculated as part of any CP Costs), and per annum fees under the Gotham Group Fee Letter or the Wells Fargo Fee Letter shall be made on the basis of a year of 360 days for the actual number of days elapsed. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day. After delivery of a Collection Notice, Collections transferred to the Administrative Agent from any Collection Bank shall be credited to the Aggregate Unpaids on the Business Day following the date of receipt, subject to Section 2.4 hereof. All payments to be made by a Seller Party hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) Unless a Purchaser in the Gotham Group notifies the Gotham Group Agent prior to the date and time on which it is scheduled to fund a purchase that it does not intend to fund, the Gotham Group Agent may assume that such funding will be made and may, but shall not be obligated to, make the amount of such purchase available to the intended recipient in reliance upon such assumption. If such Purchaser has not in fact funded its purchase proceeds to the Gotham Group Agent, the recipient of such payment shall, on demand by the Gotham Group Agent, repay to the Gotham Group Agent the amount so made available together with Yield thereon in respect of each day during the period commencing on the date such amount was so made available by the Gotham Group Agent until the date the Gotham Group Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day.
(c) If a Seller Party shall be required by any Requirement of Law to deduct any Taxes from or in respect of any sum payable under any Transaction Document to any Agent or any Purchaser, (i) in the case of any Taxes other than Excluded Taxes, the sum payable shall be increased as necessary so that after making all required deductions, such Agent or such Purchaser, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Seller Party shall make such deductions, (iii) such Seller Party shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Requirements of Law, and (iv) within 30 days after the date of such payment, such Seller Party shall furnish to the Administrative Agent (which shall forward the same to such Agent or such Purchaser) the original or a certified copy of a receipt evidencing payment thereof, to the extent such receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.
Section 1.5    Extension of the Conduit’s Liquidity Termination Date. Provided that no Amortization Event or Potential Amortization Event has occurred, the Seller (or Servicer, on Seller’s behalf) may request an extension of the Liquidity Termination Date by submitting a request for an extension (each, an “Extension Request”) to the Gotham Group Agent no more than 120 days and not less than 30 days prior to the then current Liquidity Termination Date. Upon receipt of such an Extension Request, the Gotham Group Agent shall notify the Gotham Group of the contents thereof and shall request each member of the Gotham Group to approve the Extension Request. Each member of the Gotham Group approving the Extension Request shall deliver its written approval to the Gotham Group Agent no later than thirty (30) days after the request (the “Response Date”), whereupon the Gotham Group Agent shall notify the Administrative Agent, Wells Fargo and the Seller within one Business Day thereafter as to whether all members of the Gotham Group have approved the Extension Request. If all members of the Gotham Group have approved the Extension Request by the Response Date, the Conduit’s Liquidity Termination Date shall be extended to the date which is 364 days from the current Liquidity Termination Date (such date, the “Extension Date”). If the members of the Gotham Group do not unanimously agree to an Extension Request, the Seller (or Servicer, on Seller’s behalf) shall have the right to require the members of the Gotham Group to assign all, but not less than all, of their Commitments and all, but not less than all, of their outstanding Aggregate Unpaids by entering into written assignment(s) with one or more Eligible Assignees (who shall, unless an Amortization Event or Potential Amortization Event shall exist and be continuing, be acceptable to Convergys, which consent shall not be unreasonably withheld or delayed) not later than the 10th Business Day after such Eligible Assignee(s) are identified. Each such assignment to an Eligible Assignee (including, if agreed by the members of the Gotham Group, to Wells Fargo) shall become effective on the Business Day following execution and delivery of the applicable written assignment; provided that the assigning Purchasers receive payment in full of their Aggregate Unpaids (it being understood that any breakage costs, expenses or other amounts which would be owing to such Purchaser pursuant to any indemnification provision hereof shall be payable by the Seller). If the members of the Gotham

Group do not unanimously agree to an Extension Request and the assignment to an Eligible Assignee does not occur as provided herein, the Liquidity Termination Date shall remain unchanged.

ARTICLE II.
PAYMENTS AND COLLECTIONS
Section 2.1    Payments. Notwithstanding any limitation on recourse contained in this Agreement, Seller (or Servicer, on Seller’s behalf) shall immediately remit to each of Wells Fargo, for the account of itself, and the Gotham Group Agent, for the account of the Purchasers in the Gotham Group, when due, on a full recourse basis, all of the following (collectively, the “Obligations”):

(i) such fees as set forth in the Fee Letters,
(ii) all amounts payable as Yield (including all Yield accruing at the Default Rate),
(iii) all CP Costs,
(iv) all amounts payable as Deemed Collections (which shall be immediately due and payable by Seller and applied to reduce outstanding Aggregate Invested Amount hereunder in accordance with Sections 2.2 and 2.3 hereof),
(v) all amounts required pursuant to Section 2.6,
(vi) all amounts payable pursuant to Article X, if any,
(vii) all Servicer costs and expenses, including the Servicing Fee, in connection with servicing, administering and collecting the Receivables, and
(viii) all Broken Funding Costs.
If Seller fails to pay any of the Obligations when due, Seller agrees to pay, on demand, the Default Rate in respect thereof until paid. Notwithstanding the foregoing, no provision of this Agreement or the Fee Letters shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law. If at any time Seller receives any Collections or is deemed to receive any Collections, Seller (or Servicer, on Seller’s behalf) shall immediately pay such Collections or Deemed Collections to the Servicer for application in accordance with the terms and conditions hereof and, at all times prior to such payment, such Collections or Deemed Collections shall be held in trust by Seller for the exclusive benefit of the Purchasers and the Agents. For the avoidance of doubt, Collections payable to the Gotham Group’s Invested Amount which are not specifically directed to be applied to the Fixed Amount, shall be applied first to the Invested Amount of the Conduit and to any Invested Amount of BTMU that is not part of the Fixed Amount.
Section 2.2    Collections Prior to Amortization. Prior to the Amortization Date, any Collections and/or Deemed Collections received by the Servicer shall be set aside and held in trust by the Servicer for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.2. If on any Business Day prior to the Amortization Date, any Collections are received by the Servicer after payment of any Obligations that are then due and owing, Seller hereby requests and the Purchasers hereby agree to make, simultaneously with such receipt, a reinvestment (each, a “Reinvestment”) with that portion of the balance of each and every Collection received by the Servicer that is part of any Receivables Interest, such that after giving effect to such Reinvestment, the amount of Invested Amount of such Receivables Interest immediately after such receipt and corresponding Reinvestment shall be equal to the amount of Invested Amount immediately prior to such receipt. On each Settlement Date prior to the occurrence of the Amortization Date, the Servicer shall remit to the Gotham Account and the Wells Fargo Account, as applicable, each of the Conduit’s and Wells Fargo’s respective Percentage of the amounts set aside during the preceding Accrual Period that have not been subject to a Reinvestment and apply such amounts (if not previously paid in accordance with Section 2.1) to reduce the Obligations. Once such Obligations shall be reduced to zero, any additional Collections received by the Servicer (i) if applicable, shall be remitted to the Gotham Account and the Wells Fargo Account, as applicable, no later than 12:00 noon (New York City time) to the extent required to fund the Conduit’s and Wells Fargo’s respective Percentages of any Aggregate Reduction on such Settlement Date and (ii) any balance remaining thereafter shall be remitted from the Servicer to Seller on such Settlement Date.

Section 2.3    Collections Following Amortization. On the Amortization Date and on each day thereafter, the Servicer shall set aside and hold in trust, for the holders of each Receivables Interest, any Collections and/or Deemed Collections received on such day and an additional amount of the Seller’s funds for the payment of any accrued and unpaid Obligations owed by Seller and not previously paid by Seller in accordance with Section 2.1. On and after the Amortization Date, the Servicer shall, at any time upon the request from time to time by (or pursuant to standing instructions from) any Agent or Wells Fargo (i) remit to the Gotham Account and the Wells Fargo Account, as applicable, the Conduit’s and Wells Fargo’s respective Percentages of the amounts set aside pursuant to the preceding sentence, and (ii) apply such amounts to reduce the Gotham Group’s and Wells Fargo’s Invested Amount, as applicable, associated with each such Receivables Interest and any other Aggregate Unpaids.

Section 2.4    Application of Collections. If there shall be insufficient funds on deposit for the Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), the Servicer shall distribute funds:

first, to the payment of the Servicer’s reasonably and properly documented out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables, including the Servicing Fee, if Convergys or one of its Affiliates is not then acting as the Servicer, second, to the reimbursement of the Administrative Agent’s costs of collection and enforcement of this Agreement,

third, ratably to the payment of all accrued and unpaid fees under the Fee Letters, CP Costs and Yield (including yield accruing at the Default Rate), fourth, for the ratable payment of all other unpaid Obligations, provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when Convergys or one of its Affiliates is acting as the Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, fifth, unless the Amortization Date has occurred or a Reduction Notice has been delivered, to the making of a Reinvestment, sixth, to the reduction of the Aggregate Invested Amount, ratably between Wells Fargo and the Gotham Group in accordance with their respective Percentages (it being understood that no portion of such reduction shall be applied to the Fixed Amount until the Conduit’s Invested Amount has been reduced to $0); and
seventh, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.
Except as set forth in clause sixth above, Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth above in this Section 2.4, shall be shared ratably (within each priority) among the Agents and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.
Section 2.5    Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to Wells Fargo and the Gotham Group Agent (for application to the Person or Persons who suffered such rescission, return or refund), as applicable, the full amount thereof, plus interest thereon at the Default Rate from the date of any such rescission, return or refunding.

Section 2.6    Maximum Receivables Interests and Invested Amount. Seller shall ensure that the Receivables Interests of the Purchasers shall at no time exceed in the aggregate 100% (any such excess, a “Receivables Interest Excess”) and (ii) the aggregate Invested Amount of Wells Fargo shall at no time exceed the Wells Fargo Allocation Limit and the aggregate Invested Amount of the Gotham Group shall at no time exceed the Gotham Group Allocation Limit (any such excess, an (“Investment Excess”). If there is a Receivables Interest Excess or an Investment Excess, Seller shall pay to each of Wells Fargo and the Gotham Group Agent (to be allocated to the members of the Gotham Group by the Gotham Group Agent) within one (1) Business Day Wells Fargo’s and the Conduit’s respective Percentage of such Receivables Interest Excess or Investment Excess, as applicable.

ARTICLE III.
CONDUIT FUNDING
Section 3.1    CP Costs. Seller shall pay CP Costs with respect to the Invested Amount associated with each Receivables Interest of the Conduit for each day that any Invested Amount in respect of such Receivables Interest is outstanding. Each Receivables Interest funded substantially with Pooled Commercial Paper will accrue CP Costs each day on a pro rata basis, based upon the Percentage share the Invested Amount in respect of such Receivables Interest represents in relation to all assets held by the Conduit and funded substantially with related Pooled Commercial Paper.

Section 3.2    CP Costs Payments. On each Settlement Date, Seller shall pay to the Gotham Group Agent (for the benefit of the Conduit) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the Invested Amount associated with all Receivables Interests of the Conduit for the immediately preceding Accrual Period in accordance with Article II.

Section 3.3.    Calculation of CP Costs. Not later than the third (3rd) Business Day immediately preceding each Settlement Date, the Conduit shall calculate the aggregate amount of CP Costs allocated to the Invested Amount of its Receivables Interests for the applicable Accrual Period and shall notify Seller in writing of such aggregate amount.

Section 3.4    Default Rate. From and after the occurrence of an Amortization Event and during the continuance thereof, all Receivables Interests funded by the Conduit shall accrue Yield at the Default Rate.

ARTICLE IV.
COMMITTED PURCHASER FUNDING
Section 4.1    Committed Purchaser Funding. Subject to Section 4.5, for each day prior to the occurrence and during the continuance of an Amortization Event, each Receivables Interest shall accrue Yield (i) in the case of Wells Fargo, for each day prior to the occurrence of an Amortization Event, at LMIR or, solely if LMIR becomes unavailable or illegal as described in Section 4.5, the Alternate Base Rate, and (ii) in the case of the Gotham Committed Purchaser, for each day during its Tranche Period at either the LIBO Rate or the Alternate Base Rate, in each case in accordance with the terms and conditions hereof. Unless and until Seller gives notice to the Gotham Group Agent of another Discount Rate in accordance with Section 4.4, the initial Discount Rate for any Receivables Interest of the Gotham Committed Purchaser (whether purchased directly from Seller or transferred by the Conduit to the Gotham Committed Purchaser pursuant to the terms and conditions of its Liquidity Agreement) shall be the Alternate Base Rate. Each Receivables Interest acquired by the Gotham Committed Purchaser by assignment from the Conduit shall be deemed to have a new Tranche Period commencing on the date of any such assignment.

Section 4.2    Yield Payments. On the Settlement Date for each Receivables Interest of a Committed Purchaser, Seller shall pay to, as applicable, Wells Fargo and the Gotham Group

Agent (for the benefit of the Gotham Committed Purchaser) an aggregate amount equal to the accrued and unpaid Yield for the Calculation Period then most recently ended of each such Receivables Interest in accordance with Article II.

Section 4.3    Selection and Continuation of Tranche Periods.

(a)Seller (or Servicer, on Seller’s behalf) shall from time to time request Tranche Periods for the Receivables Interests of the Gotham Committed Purchaser, provided that (i) in the absence of contrary instructions from Seller (or Servicer, on Seller’s behalf), each Tranche Period shall be presumed to roll for another Tranche Period with an identical duration to the current Tranche Period, (ii) there shall be not more than two (2) Tranche Periods outstanding at any one time, and (iii) the second of the two Tranche Periods outstanding at the same time shall mature on the same date as the first Tranche Period.

(b)Seller, Servicer (on Seller’s behalf) or the applicable Purchaser, upon notice to and consent by the other received at least three (3) Business Days prior to the end of a Tranche Period (the “Terminating Tranche”) for any Receivables Interest, may, effective on the last day of the Terminating Tranche: (i) divide any such Receivables Interest into multiple Receivables Interests, (ii) combine any such Receivables Interest with one or more other Receivables Interests that have a Terminating Tranche ending on the same day as such Terminating Tranche or (iii) combine any such Receivables Interest with a new Receivables Interest to be purchased on the day such Terminating Tranche ends.

Section 4.4    Discount Rates. At all times prior to the occurrence and during the continuance of an Amortization Event, (a) LMIR shall be the Discount Rate applicable to Receivables Interests of Wells Fargo (unless LMIR becomes unavailable or illegal as specified in Section 4.5, in which case the Discount Rate shall be the Alternate Base Rate), and (b) subject to Section 4.5, Seller may select the LIBO Rate or the Alternate Base Rate for each Receivables Interest of the Gotham Committed Purchaser. Seller shall by 12:00 noon (New York City time) at least three (3) Business Days prior to the date such Discount Rate or Tranche Period change is to take effect, give the Gotham Group Agent irrevocable notice of the new Discount Rate or Tranche Period for the Receivables Interest associated with such Discount Rate. Until Seller gives notice to the Gotham Group Agent of another Discount Rate or Tranche Period, the initial Discount Rate for any Receivables Interest purchased by the Gotham Committed Purchaser from Seller pursuant to this Agreement or for any Receivables Interest transferred to the Gotham Committed Purchaser pursuant to the terms and conditions of the Liquidity Agreement, shall be the Alternate Base Rate with a Tranche Period ending on the date specified in clause (A) of the definition of “Settlement Date.” From and after the occurrence and during the continuation of an Amortization Event, the sole Discount Rate with respect to all Receivables Interests shall be the Default Rate.

Section 4.5    Suspension of the LIBO Rate or LMIR.

(a)If Wells Fargo determines, or if the Gotham Committed Purchaser notifies the Gotham Group Agent that it has determined, that funding its Receivables Interests at, in the case of the Gotham Committed Purchaser, a LIBO Rate or, in the case of Wells Fargo, LMIR would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match-fund its Receivables Interests at LIBO Rate are not available or (ii) LIBO Rate or LMIR does not accurately reflect the cost of acquiring or maintaining a Receivables Interest at LIBO Rate or LMIR, then, as applicable, Wells Fargo or, in the case of the Gotham Committed Purchaser, the Gotham Group Agent shall suspend the availability of LIBO Rate or LMIR, as the case may be, and require Seller to select the Alternate Base Rate for any of Wells Fargo’s Receivables Interests or Receivables Interests of the Gotham Group, as applicable, accruing Yield at LIBO Rate or LMIR.

(b)[Reserved].

Section 4.6    Default Rate. From and after the occurrence of an Amortization Event and during the continuance thereof, all Receivables Interests funded by the Committed Purchasers shall accrue Yield at the Default Rate.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Section 5.1    Representations and Warranties of Seller Parties. Each of the Seller Parties hereby represents and warrants to the Agents and the Purchasers, as to itself or on its own behalf, as applicable, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:

(a)Existence and Power. Such Seller Party is duly organized, validly existing and in good standing under the laws of its state of organization. Such Seller Party is duly qualified to do business and is in good standing as a foreign corporation or limited liability company, as applicable, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.

(b)Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the use of the proceeds of purchases made hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate or limited liability company action on its part. This Agreement and each other Transaction Document to which Seller Party is a party has been duly executed and delivered by such Seller Party.

(c)No Conflict. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not contravene or violate (i) such Seller Party’s certificate or articles of organization or by-laws or limited liability company agreement, as applicable, (ii) any law, rule or regulation applicable to such Seller Party, (iii) any restrictions under any agreement, contract or instrument to which such Seller Party is a party or by which such Seller Party or any of its property is bound (other than any breach of confidentiality of any Contract which results solely from disclosure of the existence of such Contract in an Invoice or Related Security relating to such Contract and which does not impair, restrict or any way affect the obligation of the applicable Obligor thereunder, including, without limitation, obligation to pay a specified sum of money thereunder), or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting such Seller Party or its property, and do not result in the creation or imposition of any Adverse Claim on its assets (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e)Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Seller Party, threatened against or affecting any Seller Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the other Transaction Documents.

(f)Binding Effect. This Agreement and each other Transaction Document to which such Seller Party is a party constitute the legal, valid and binding obligations of such Seller Party enforceable against such Seller Party in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)Accuracy of Information. All information (other than projections) heretofore furnished by such Seller Party or by any Responsible Officer of an Originator to any of the Agents or Purchasers for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller Party or any such Responsible Officer to any of the Agents or Purchasers will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. Servicer represents and warrants that the data input by it in each Receivables Report is true and accurate in all material respects as of the last day covered by such Receivables Report.

(h)Use of Proceeds. Such Seller Party will not use the proceeds of any purchase hereunder (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.

(i)Good Title. Immediately prior to each purchase hereunder, Seller shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim, except as created by the Transaction Documents. Seller represents and warrants that there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s ownership or security interest in each Receivable, its Collections and the Related Security.

(j)Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each purchase hereunder, transfer to the Administrative Agent for the benefit of the relevant Purchaser or Purchasers (and the Administrative Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority undivided Percentage ownership or security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchasers) ownership or security interest in the Receivables, the Related Security and the Collections.

(k)Places of Business and Locations of Records. The principal places of business and chief executive office of Seller and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit III or such other locations of which the Agents and Wells Fargo have been notified in accordance with Section 7.2(a) in jurisdictions where all action required by Section 14.4(a) has been taken and completed. Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.

(l)Collections. Except with respect to Permitted Foreign Currency Receivables, the conditions and requirements set forth in Section 7.1(j) and Section 8.2 have at all times been satisfied and duly performed. Seller represents and warrants that the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of Seller at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit IV. Seller represents and warrants that Seller has not granted any Person, other than the Administrative Agent as contemplated by this Agreement, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event. Notwithstanding the foregoing, Seller confirms that it has granted the Servicer a right of access to the Lock-Boxes and Collection Accounts to the extent permitted in the Collection Account Agreements.

(m)Material Adverse Effect. Since December 31, 2015, no event has occurred that would have a Material Adverse Effect.

(n)Names. In the past five (5) years, such Seller Party has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(o)Ownership of Seller. Convergys and the Originators, collectively, own, directly or indirectly, 100% of the issued and outstanding Equity Interest of all classes of Seller, free and clear of any Adverse Claim. There are no options, warrants or other rights to acquire securities of Seller or similar rights or agreements pursuant to which Seller may be required to issue, sell, repurchase or redeem any of its membership interests.

(p)Volcker Rule; Investment Company Act; Other Restrictions. Such Seller Party (i) is not a “covered fund” under the Volcker Rule and (ii) is not required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute. In determining that such Seller Party is not a covered fund, such Seller Party does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act of 1940. Such Seller Party is not subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X of the Board of Governors of the Federal Reserve System.

(q)Compliance with Law. Such Seller Party has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

(r)Compliance with Credit and Collection Policy. Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change to such Credit and Collection Policy.

(s)Payments to Applicable Originator. With respect to each Receivable transferred to Seller under the Receivables Sale Agreements, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under its Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(t)Enforceability of Contracts. Each Contract with respect to each Eligible Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Eligible Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u)Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable was an Eligible Receivable on the date so included.

(v)Net Pool Balance. Such Seller Party has determined that, immediately after giving effect to each purchase hereunder, the Net Pool Balance is at least equal to the sum of (i) the Aggregate Invested Amount, plus (ii) the Required Reserves.

(w)Accounting. The manner in which Seller accounts for the transactions contemplated by this Agreement and the Receivables Sale Agreements does not jeopardize the true sale analysis.

(x)Financial Information. All balance sheets, all statements of income and of cash flow and all other financial information of Seller and each of Convergys and its Subsidiaries (other than projections) furnished to any of the Agents or Purchasers and described in Section 7.1 have been and will be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided that unaudited financial statements of Seller and each of Convergys and its Subsidiaries have been prepared without footnotes, without reliance on any physical inventory and are subject to year-end adjustments. Any projections furnished by Seller or by any Responsible Officer of an Originator to any of the Agents or Purchasers for purposes of or in connection with this Agreement shall be, at the time so furnished, based upon estimates and assumptions stated therein, all of which the Seller and the Originators believe to be reasonable and fair in light of conditions and facts known to the Seller and the Originators at such time and reflect the good faith, reasonable and fair estimates by the Seller and the Originators of the future performance of Seller and/or the Originators and the other information projected therein for the periods set forth therein. Projections listed on Schedule B have been prepared in good faith based upon assumptions believed by Convergys and its Subsidiaries to be reasonable at the time made, it being understood that such Projections are subject to contingencies beyond Convergys or its Subsidiaries’ control and that actual results may vary materially from the Projections.

(y)ERISA. Each of Seller and each affiliate that is a member of the same Controlled Group as Seller is in compliance in all material respects with ERISA, and no lien exists in favor of the PBGC on any of the Receivables.

(z)Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Policies and procedures have been implemented and maintained by or on behalf of each Seller Party that are designed to ensure compliance by such Seller Party, its Subsidiaries (if any), and such Seller Party’s or Subsidiary’s respective directors, officers, employees and agents with Anti-Corruption

Laws and applicable Sanctions, giving due regard to the nature of such Person’s business and activities, and each Seller Party, its Subsidiaries (if any) and to the knowledge of such Seller Party, their respective directors, officers, employees and agents acting in any capacity in connection with or directly benefitting from the receivables purchase facility established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions, in each case in all material respects. Such Seller Party is not, nor is any of its Subsidiaries (if any) or, to the knowledge of such Seller Party, is any of their respective directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the receivables purchase facility established hereby, a Sanctioned Person, and such Seller Party is not, nor is any of its Subsidiaries, organized or resident in a Sanctioned Country. No part of the proceeds of any Purchase hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or in any Sanctioned Country in violation of Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions.

(aa)Liquidity Coverage Ratio. The Seller has not issued, does not issue and will not issue during the term of this Agreement (i) any obligations that (A) constitute asset-backed commercial paper, or (B) are securities required to be registered under the Securities Act of 1933 (the “33 Act”) or that may be offered for sale under Rule 144A or a similar exemption from registration under the 33 Act or the rules promulgated thereunder, or (ii) any other debt obligations or equity interests other than debt obligations substantially similar to the obligations of the Seller under this Agreement that are (A) issued to other banks or asset-backed commercial paper conduits in privately negotiated transactions, and (B) subject to transfer restrictions substantially similar to the restrictions on assignment set forth in this Agreement.

Section 5.2    Gotham Committed Purchaser’s Representations and Warranties. The Gotham Committed Purchaser hereby represents and warrants to the Gotham Group Agent and the Conduit that:

(a)Existence and Power. The Gotham Committed Purchaser is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

(b)No Conflict. The execution and delivery by the Gotham Committed Purchaser of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets. This Agreement has been duly authorized, executed and delivered by the Gotham Committed Purchaser.

(c)Governmental Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and delivery by the Gotham Committed Purchaser of this Agreement and the performance of its obligations hereunder.

(d)Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Gotham Committed Purchaser enforceable against the Gotham Committed Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE VI.
CONDITIONS OF PURCHASES
Section 6.1    Conditions Precedent to Initial Incremental Purchase. The initial Incremental Purchase of a Receivables Interest under this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such purchase those documents listed on Schedule B, and (b) each Agent and each of the Purchasers shall have received all fees and expenses required to be paid on such date pursuant to the terms of this Agreement, the applicable Fee Letter or otherwise.

Section 6.2    Conditions Precedent to All Incremental Purchases and Reinvestments. Each purchase of a Receivables Interest and each Reinvestment shall be subject to the further conditions precedent that (a) in the case of each such purchase or Reinvestment: (i) the Servicer shall have delivered to Wells Fargo and the Gotham Group Agent on or prior to the date of such purchase, in form and substance satisfactory to each of Wells Fargo and the Gotham Group Agent, all Receivables Reports as and when due under Section 8.5 and (ii) upon either Wells Fargo’s or the Gotham Group Agent’s reasonable request, the Servicer shall have delivered to Wells Fargo and the Gotham Group Agent at least one (1) Business Day prior to such purchase or Reinvestment an interim Receivables Report showing the amount of Eligible Receivables; (b) the Facility Termination Date shall not have occurred; (c) the Agents and the Purchasers shall have received such other approvals, opinions or documents as it may reasonably request and (d) on the date of each such Incremental Purchase or Reinvestment, the following statements shall be true (and acceptance of the proceeds of such Incremental Purchase or Reinvestment shall be deemed a representation and warranty by Seller that such statements are then true):

(i)The representations and warranties set forth in Section 5.1 are true and correct in all respects on and as of the date of such Incremental Purchase or Reinvestment, as the case may be, as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all respects as of such earlier date), other than, in each case, any breach of any such representation or warranty that could not reasonably be expected to have a Material Adverse Effect;

(ii)no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that will constitute an Amortization Event, and no event has occurred and is continuing, or would result from such Incremental Purchase or Reinvestment, that would constitute a Potential Amortization Event;

(iii)the Aggregate Invested Amount does not exceed the Purchase Limit and the aggregate Receivables Interests do not exceed 100%; and

(iv)the conditions to each purchase set forth in Section 1.1(a) hereof shall have been satisfied.

It is expressly understood that each Reinvestment shall, unless otherwise directed by any Agent or any Purchaser, occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment. The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of Wells Fargo and the Gotham Group Agent, which right may be exercised at any time on demand of Wells Fargo or the Gotham Group Agent, to rescind the related purchase and direct Seller to pay to Wells Fargo and to the Gotham Group Agent (for the benefit of the Purchasers in the Gotham Group), their respective Percentages of the Collections prior to the Amortization Date that shall have been applied to the affected Reinvestment.
ARTICLE VII.
COVENANTS
Section 7.1    Affirmative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party covenants for itself or on its own behalf, as applicable:

(a)Financial Reporting. Such Seller Party will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Agents and Wells Fargo:

(i)Annual Reporting. Within 90 days after the end of each fiscal year of Convergys, (A) the audited annual consolidated financial statements of Convergys and its Subsidiaries required to be delivered under Section 4.1(a)(i) of the Receivables Sale Agreements, together with (B) unaudited annual financial statements of Seller other than cash flow statements (it being agreed that the furnishing of the Convergys’ Annual Report on Form 10-K for such year containing such financial statements, as filed with the SEC and posted on the SEC’s website at www.sec.gov, will satisfy the obligation to deliver such annual financials under this Section 7.1(a)(i)(A)).

(ii)Quarterly Reporting. Within 45 days after the end of each fiscal quarter of Convergys, (A) the quarterly financial statements of Convergys and its Subsidiaries required to be delivered under Section 4.1(a)(ii) of the Receivables Sale Agreements, together with (B) unaudited quarterly financial statements of Seller other than cash flow statements (it being agreed that the furnishing of the Convergys’ Quarterly Report on Form 10-Q for such quarter containing such financial statements, as filed with the SEC and posted on the SEC’s website at www.sec.gov, will satisfy the obligation to deliver such quarterly financials under this Section 7.1(a)(ii)(A)).

(iii)Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate in substantially the form of Exhibit V signed by the applicable Seller Party’s Authorized Officer and dated the date of such annual financial statements or such quarterly financial statements, as the case may be.

(iv)Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of Convergys, copies of all financial statements, reports and proxy statements so furnished.

(v)S.E.C. Filings. Promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any reports which Convergys files with the Securities and Exchange Commission.

(vi)Copies of Notices. Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Transaction Document from any Originator, the Performance Guarantor or any Collection Bank, copies of the same.

(vii)Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition, operations, prospects or business of such Seller Party as any of the Agents or any Purchaser may from time to time reasonably request in order to protect the interests of the Agents and the Purchasers under or as contemplated by this Agreement, or to assist any Purchaser in complying with the requirements of Article 122a(4) and (5) of the European Union Capital Requirements Directive if applicable to such Purchaser.

Information required to be delivered pursuant to clause (i), (ii), (iv) or (v) of this Section 7.1(a) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov. Subject to the immediately preceding sentence, so long as Wells Fargo or any or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 7.1(a) shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent by email to isaac.washington@wellsfargo.com (or such other email address the Administrative Agent may specify in writing to the Seller Parties from time to time).
(b)Notices. Such Seller Party will notify the Agents and Wells Fargo in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)Amortization Events or Potential Amortization Events. The occurrence of each Amortization Event and each Potential Amortization Event hereunder, and the occurrence of a “Termination Event” or “Potential Termination Event” (as defined in any of the Receivables Sale Agreements) by a statement of an Authorized Officer of such Seller Party.

(ii)Judgment and Proceedings. (A) (1) The entry of any judgment or decree against the Servicer or any of its respective Subsidiaries if the aggregate amount of all judgments and decrees outstanding against the Servicer and its Subsidiaries exceeds $25,000,000 and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (B) the entry of any judgment or decree or the institution of any litigation, arbitration proceeding or governmental proceeding against Seller.

(iii)Material Adverse Effect. The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement relating to a line of credit or Indebtedness in excess of $25 million in aggregate principal amount pursuant to which any Originator is a debtor or an obligor.

(v)Termination Date. The occurrence of the “Termination Date” under and as defined in any of the Receivables Sale Agreements.

(c) Compliance with Laws and Preservation of Corporate Existence. Such Seller Party will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Such Seller Party will preserve and maintain its corporate or limited liability company existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation or limited liability company in each jurisdiction where its business is conducted, except where the failure to so preserve and maintain or qualify could not reasonably be expected to have a Material Adverse Effect.

(d)Audits. Such Seller Party will furnish to the Agents and Wells Fargo from time to time such information with respect to it and the Receivables as any of the Agents or Wells Fargo may reasonably request. Such Seller Party will, from time to time during regular business hours as requested by any of the Agents or Wells Fargo upon reasonable notice and at the sole cost of such Seller Party, permit each of the Agents and Wells Fargo, or their respective agents or representatives (and shall cause each Originator to permit each of the Agents and Wells Fargo or their respective agents or representatives): (i) to examine and make copies of and abstracts from all Records (other than the Excluded Contracts) in the possession or under the control of such Person relating to the Receivables and the Related Security (other than the Excluded Contracts), including, without limitation, the related Contracts (other than Excluded Contracts) and the related Invoices, and (ii) to visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, except in connection with an Extension Request, so long as (A) no Amortization Event or Potential Amortization Event has occurred, and (B) the Review in any calendar year yielded no material adverse findings, the Seller Parties shall only be responsible for the costs and expenses of one (1) Review in any one calendar year.

(e)Keeping and Marking of Records and Books.

(i)The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer will (and will cause each Originator to) give each of the Agents and Wells Fargo notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)Servicer will (and will cause each Originator to) (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables Interests with a legend, acceptable to each of the Agents and Wells Fargo, describing the Receivables Interests and (B) upon the request of any of the Agents or Wells Fargo following the occurrence of an Amortization Event, deliver to the Administrative Agent all Invoices (including, without limitation, all multiple originals of any Invoice) relating to the Receivables.

(f)Compliance with Contracts and Credit and Collection Policy. Such Seller Party will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)Performance and Enforcement of Receivables Sale Agreements and Performance Undertaking. Seller will, and will require each of the Originators to, perform each of their respective obligations and undertakings under and pursuant to their respective Receivables Sale Agreements, will purchase Receivables thereunder in strict compliance with the terms thereof and will vigorously enforce the rights and remedies accorded to Seller under the Receivables Sale Agreements. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agents and the Purchasers as assignees of Seller) under the Receivables Sale Agreements as any Agent or Wells Fargo may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in any of the Receivables Sale Agreements. In addition, Seller will vigorously enforce the rights and remedies accorded to Seller under the Performance Undertaking.

(h)Ownership. Seller will (or will cause each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections purchased under the Receivables Sale Agreements irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent and the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Seller therein as any Agent or Wells Fargo may reasonably request), and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected first priority undivided Percentage ownership interest (and/or a valid and perfected first priority security interest) in all Receivables, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Purchasers) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of the Administrative Agent for the benefit of the Purchasers as any Agent or Wells Fargo may reasonably request).

(i)Separateness; Purchasers’ Reliance. Seller acknowledges that the Agents and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon Seller’s identity as a legal entity that is separate from each of the Originators, the Performance Guarantor and their respective other Affiliates (collectively, the “Convergys Group”). Therefore, from and after the date of execution and delivery of this Agreement, Seller shall take all reasonable steps, including, without limitation, all steps that any Agent or Wells Fargo may from time to time reasonably request, to maintain Seller’s identity as a separate legal entity and to make it manifest to third parties that Seller is an entity with assets and liabilities distinct from those of the members of the Convergys Group thereof and not just a division thereof. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Seller will:

(A)conduct its own business in its own name and require that all full-time employees of Seller, if any, identify themselves as such and not as employees of any member of the Convergys Group (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as Seller’s employees);

(B)refrain from participating, directly or indirectly, in the management of any member of the Convergys Group;

(C)compensate all employees, consultants and agents directly, from Seller’s own funds, for services provided to Seller by such employees, consultants and agents and, to the extent any employee, consultant or agent of Seller is also an employee, consultant or agent of a member of the Convergys Group, allocate the compensation of such employee, consultant or agent between Seller and the members of the Convergys Group on a basis that reflects the services rendered to Seller and the Convergys Group;

(D)clearly identify its offices (by signage or otherwise) as its offices and, if such office is located in the offices of a member of the Convergys Group, Seller shall lease such office at a fair market rent;

(E)have separate stationery and invoices in its own name;

(F)conduct all transactions with the members of the Convergys Group strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Seller and the Convergys Group on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

(G)at all times have a Board of Directors consisting of not less than three members, at least one member of which is an Independent Director;

(H)observe all corporate formalities as a distinct entity, and ensure that all corporate actions relating to (A) the selection, maintenance or replacement of the Independent Director, (B) the dissolution or liquidation of Seller or (C) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding involving Seller, are duly authorized by unanimous vote of its Board of Directors (including the Independent Director);

(I)maintain Seller’s books and records separate from those of the members of the Convergys Group and otherwise readily identifiable as its own assets rather than assets of a member of the Convergys Group;

(J)prepare its financial statements separately from those of the Convergys Group and insure that any consolidated financial statements of the Convergys Group (or any member thereof) that include Seller and that are filed with the Securities and Exchange Commission or any other governmental agency have notes clearly stating that Seller is a separate legal entity and that its assets will be available first and foremost to satisfy the claims of the creditors of Seller;

(K)except as herein specifically otherwise provided, maintain the funds or other assets of Seller separate from, and not commingled with, those of the members of the Convergys Group and only maintain bank accounts or other depository accounts to which Seller alone is the account party, into which Seller alone (or Servicer, on Seller’s behalf) makes deposits and from which Seller alone (or Servicer, on Seller’s behalf, or the Administrative Agent hereunder) has the power to make withdrawals;

(L)at all times be adequately capitalized in light of its contemplated business;

(M)hold itself out to the public under its own name as a legal entity separate and distinct from the members of the Convergys Group, and refrain from holding itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of the members of the Convergys Group;

(N)refrain from becoming liable as a guarantor or otherwise with respect to any Indebtedness or contractual obligation of any member of the Convergys Group;

(O)refrain from making loans, advances or otherwise extending credit to any of the members of the Convergys Group;

(P)refrain from making any payment or distribution of assets with respect to any obligation of any member of the Convergys Group or granting an Adverse Claim on any of its assets to secure any obligation of any member of the Convergys Group;

(Q)hold regular duly noticed meetings of its Board of Directors and make and retain minutes of such meetings;

(R)pay all of Seller’s operating expenses from Seller’s own assets (except for certain payments by a member of the Convergys Group or other Persons pursuant to allocation arrangements that comply with the requirements of this Section 7.1(i));

(S)operate its business and activities such that: it does not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking, other than the transactions contemplated and authorized by this Agreement and the Receivables Sale Agreements; and does not create, incur, guarantee, assume or suffer to exist any indebtedness or other liabilities, whether direct or contingent, other than (1) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the incurrence of obligations under this Agreement, (3) the incurrence of obligations, except as expressly contemplated in the Receivables Sale Agreements, to make payment to the applicable Originator thereunder for the purchase of Receivables from such Originator under the applicable Receivables Sale Agreement, and (4) the incurrence of operating expenses in the ordinary course of business of the type otherwise contemplated by this Agreement;

(T)maintain its Organic Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Organic Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, including, without limitation, this Section 7.1(i);

(U)maintain the effectiveness of, and continue to perform under the Receivables Sale Agreements and the Performance Undertaking, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify any of the Receivables Sale Agreements or the Performance Undertaking, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under any of the Receivables Sale Agreement or the Performance Undertaking or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of the Agents and Wells Fargo;

(V)maintain its legal separateness such that it does not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

(W)maintain at all times the Required Capital Amount (as defined in the CCM Receivables Sale Agreement) and the Required Capital Amount (as defined in the Convergys Receivables Sale Agreement) and refrain from making any dividend, distribution, redemption of capital stock or payment of any subordinated indebtedness which would cause the Required Capital Amount to cease to be so maintained; and

(X)take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Frost Brown Todd LLC, as counsel for Seller, in connection with the closing or initial Incremental Purchase under this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j)Collections. Such Seller Party will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables (other than Permitted Foreign Currency Receivables) are remitted directly to Seller or any Affiliate of Seller, Seller will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within one (1) Business Day following receipt thereof, and, at all times prior to such remittance, Seller will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of the Agents and the Purchasers. Seller will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of each Lock-Box and Collection Account and shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to the Administrative Agent as contemplated by this Agreement and except that Seller may authorize the Servicer to make deposits to and withdrawals from the Collection Accounts prior to delivery of the Collection Notices.

(k)Taxes. Such Seller Party will file all tax returns and reports required by law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Seller will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of any of the Agents or Purchasers.

(l)Insurance. Seller will maintain in effect, or cause to be maintained in effect, at Seller’s own expense, such casualty and liability insurance as Seller shall deem appropriate in its good faith business judgment.

(m)Payment to Originators. With respect to any Receivable purchased by Seller from an Originator, such sale shall be effected under, and in strict compliance with the terms of, the Receivables Sale Agreements, including, without limitation, the terms relating to the amount and timing of payments to be made to such Originator in respect of the purchase price for such Receivable.

Section 7.2    Negative Covenants of the Seller Parties. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, each Seller Party covenants for itself or on its own behalf, as applicable:

(a)Name Change, Offices and Records. Such Seller Party will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Agents and Wells Fargo at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by any of the Agents or Wells Fargo in connection with such change or relocation.

(b)Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b), such Seller Party will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless the Agents and Wells Fargo shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account.

(c)Modifications to Contracts and Credit and Collection Policy. Such Seller Party will not, and will not permit any Originator to, make any change to the Credit and Collection Policy that could adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables in any material respect. Except as provided in Section 8.2(d), no Seller Party will, or will permit any Originator to, extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto in any material respect other than in accordance with the Credit and Collection Policy.

(d)Sales, Liens. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent and the Purchasers provided for herein), and Seller will defend the right, title and interest of the Agents and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.

(e)Net Pool Balance. At no time prior to the Amortization Date shall such Seller Party permit the Net Pool Balance to be less than an amount equal to the sum of (i) the Aggregate Invested Amount plus (ii) the Required Reserves.

(f)Termination Date Determination. Seller will not designate the Termination Date (as defined in any of the Receivables Sale Agreements), or send any written notice to any Originator in respect thereof, without the prior written consent of the Agents and Wells Fargo, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(e) of any of the Receivables Sale Agreements.

(g)Restricted Junior Payments. From and after the occurrence of any Amortization Event, Seller will not make any Restricted Junior Payment if, after giving effect thereto, Seller would fail to meet its obligations set forth in Section 7.2(e).

(h)Seller Indebtedness. Seller will not incur or permit to exist any Indebtedness or liability on account of deposits except: (i) the Obligations, (ii) the Subordinated Loans (as defined in any of the Receivables Sale Agreements), and (iii) other current accounts payable arising in the ordinary course of business and not overdue.

(i)Prohibition on Additional Negative Pledges. Seller will not (and will not authorize any Originator to) enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon the Receivables, Collections or Related Security except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents. Seller will not (and will not authorize any Originator to) enter into or assume any agreement creating any Adverse Claim upon the Subordinated Notes (as defined in the CCM Receivables Sale Agreement) or upon the Subordinated Notes (as defined in the Convergys Receivables Sale Agreement).

ARTICLE VIII.
ADMINISTRATION AND COLLECTION
Section 8.1    Designation of Servicer.

(a)The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 8.1. Convergys is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement. At any time after the occurrence of an Amortization Event, the Agents and the Purchasers may at any time designate as Servicer any Person to succeed Convergys or any successor Servicer.

(b)Convergys may delegate, and Convergys hereby advises the Purchasers and the Agents that it has delegated, to the Originators, as sub-servicers of the Servicer, certain of its duties and responsibilities as Servicer hereunder in respect of the Receivables originated by such Originators. Without the prior written consent of Wells Fargo and the Gotham Group Agent, the Servicer shall not be permitted to delegate any of its duties or responsibilities as Servicer to any Person other than (i) Seller, (ii) the Originators, and (iii) with respect to certain charged-off Receivables, outside collection agencies in accordance with its customary practices. Seller shall not be permitted to further delegate to any other Person any of the duties or responsibilities of Servicer delegated to it by Convergys. If at any time following the occurrence of an Amortization Event, Wells Fargo and the Gotham Group Agent shall designate as Servicer any Person other than Convergys, all duties and responsibilities theretofore delegated by Convergys to Seller or any Originator may, at the discretion of any of the Agents, be terminated forthwith on notice given by any Agent or Wells Fargo to the other Agent or Wells Fargo, as applicable, Convergys and to Seller.

(c)Notwithstanding the foregoing subsection (b), (i) Servicer shall be and remain primarily liable to the Agents and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder and (ii) the Agents and the Purchasers shall be entitled to deal exclusively with Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder. The Agents and the Purchasers shall not be required to give notice, demand or other communication to any Person other than Servicer in order for communication to the Servicer and its sub-servicer or other delegate with respect thereto to be accomplished. Servicer, at all times that it is the Servicer, shall be responsible for providing any sub-servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 8.2    Duties of Servicer.

(a)The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b)The Servicer will instruct all Obligors on Receivables (other than Permitted Foreign Currency Receivables) to pay all Collections directly to a Lock-Box or Collection Account. The Servicer shall effect a Collection Account Agreement substantially in the form of Exhibit VI with each bank party to a Collection Account at any time. In the case of any remittances received in any Lock-Box or Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Receivables or the Related Security, the Servicer shall promptly remit such items to the Person identified to it as being the owner of such remittances. From and after the date the Administrative Agent delivers to any Collection Bank a Collection Notice pursuant to Section 8.3, the Administrative Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Receivables, to remit all payments thereon to a new depositary account specified by the Administrative Agent and, at all times thereafter, Seller and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to such new depositary account any cash or payment item other than Collections.

(c)The Servicer shall administer the Collections in accordance with the procedures described herein and in Article II. The Servicer shall set aside and hold in trust for the account of Seller and the Purchasers their respective shares of the Collections (or such funds or other assets arising therefrom) in accordance with Article II. The Servicer shall, upon the request of any Agent or Wells Fargo, segregate, in a manner acceptable to the Agents and Wells Fargo, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.

(d)The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Agents or the Purchasers under this Agreement. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.

(e)The Servicer shall hold in trust for Seller and the Purchasers all Records that (i) evidence or relate to the Receivables, the related Contracts (other than Excluded Contracts), the related Invoices and Related Security (other than Excluded Contracts) or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of any Agent, deliver or make available to the Administrative Agent all such Records (other than Excluded Contracts), at a place selected by the Administrative Agent. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of any Purchaser, furnish to the Purchasers (promptly after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(f)Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 8.3    Collection Notices. The Administrative Agent is authorized at any time to date and to deliver to the Collection Banks the Collection Notices if deemed necessary or advisable in the reasonable judgment of the Administrative Agent. Seller hereby transfers to the Administrative Agent for the benefit of the Purchasers, effective when the Administrative Agent delivers such notice, the exclusive ownership and control of each Lock-Box and the Collection Accounts (it being understood that such transfer shall not alter where Obligors direct payments or the manner in which Servicer accounts for the receipt of such payments). In case any authorized signatory of Seller whose signature appears on a Collection Account Agreement shall cease to have such authority before the delivery of such notice, such Collection Notice shall nevertheless be valid as if such authority had remained in force. Seller hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled after the occurrence of an Amortization Event to (i) endorse Seller’s name on checks and other instruments representing Collections, (ii) enforce the Receivables, the related Contracts and the Related Security and (iii) take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than Seller.

Section 8.4    Responsibilities of Seller. Anything herein to the contrary notwithstanding, the exercise by the Agents and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts. The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller.

Section 8.5    Reports. The Servicer shall compile and complete the following reports based on information received by it from the Originators under the Receivables Sale Agreements and forward to the Agents -(i) on the 25th day of each month or if such date is not a Business Day, the next Business Day (the “Monthly Reporting Date”), and at such times as any Agent shall request (an “Interim Reporting Date”), a Receivables Report and (ii) at such times as any Agent shall reasonably request, a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 8.6    Servicing Fees. In consideration of Convergys’s agreement to act as Servicer hereunder, the Purchasers hereby agree that, so long as Convergys shall continue to perform as Servicer hereunder, Seller shall pay over to Convergys a fee (the “Servicing Fee”) on the first calendar day of each month, in arrears for the immediately preceding month, equal to 1% per annum of the average aggregate Outstanding Balance of all Receivables during such period, as compensation for its servicing activities.

ARTICLE IX.
AMORTIZATION EVENTS
Section 9.1    Amortization Events. The occurrence of any one or more of the following events shall constitute an “Amortization Event”:

(a)(i) Any Seller Party shall fail to make any payment or deposit of Invested Amount required under this Agreement or any other Transaction Document to which it is a party on or within one (1) Business Day after the date on which the same is required to be made, or (ii) any Seller Party shall fail to make any other payment or deposit required under this Agreement or any other Transaction Documents to which it is a party on or within two (2) Business Days after the date on which the same is required to be made.

(b)Any Seller Party shall fail to perform or observe (i) any covenant contained in any provision of Section 7.2, or (ii) any covenant contained in any provision of Section 8.5 and such failure (solely in the case of this clause (ii)) shall continue for one (1) Business Day.

(c)Any Seller Party shall fail to perform or observe any other covenant, agreement or other obligation hereunder (other than as referred to in another paragraph of this Section 9.1) or any other Transaction Document to which it is a party and such failure shall continue for ten (10) consecutive Business Days following the earlier to occur of (i) notice from any Agent or Wells Fargo of such non-performance or non-observance, or (ii) the date on which a Responsible Officer of such Seller Party otherwise becomes aware of such non-performance or non-observance.

(d)Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document required to be delivered pursuant hereto or thereto shall prove to have been incorrect or misleading when made or deemed made in any material respect; provided that the materiality threshold in this subsection shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold.

(e)(i) Seller shall default in the payment when due of any principal of or interest on any Indebtedness or shall fail to observe or perform any other agreement or condition relating to any such Indebtedness and such default has not been waived by the applicable lenders before the expiration of any applicable grace periods, or any other event or condition shall occur which results in an a default under any such Indebtedness; or (ii) any Originator shall default, or the Performance Guarantor or any of its Subsidiaries (other than an Originator or Seller) shall default, in the payment when due of any principal or of or interest on any Material Indebtedness or shall fail to observe or perform any other agreement or condition relating to any such Material Indebtedness and such default has not been waived by the applicable lenders before the expiration of any applicable grace periods; or any other event or condition shall occur which results in a default under any such Material Indebtedness.

(f)(i) Any Seller Party, any Originator or any of their Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against any Seller Party, any Originator or any of their Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and in the case of any such proceeding instituted against (but not instituted by) it, either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief, or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property) shall occur or (iii) any Seller Party, any Originator or any of their Subsidiaries shall take any corporate action to authorize any of the actions set forth in clauses (i) or (ii) above in this subsection (f).

(g)Seller shall fail to comply with the terms of Section 2.6 hereof.

(h)(A) As at the end of any calendar month:

(i)the average of the Dilution Ratios for the three months then most recently ended shall exceed 1.50%; or

(ii)the average of the Delinquency Ratios for the three months then most recently ended shall exceed 3.00%; or

(iii)     the average of the Default Ratios for the three months then most recently ended shall exceed 2.25%.
(i)A Change of Control or a Credit Agreement Change of Control shall occur.

(j)(i) One or more final judgments for the payment of money shall be entered against Seller in an amount of $15,325, or (ii) one or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be entered against the Servicer or any Originator (except, in each of the foregoing cases in clauses (i) and (ii), to the extent (x) covered by independent third-party insurance as to which the insurer does not dispute coverage or (y) Seller, the Servicer or the applicable Originator (as applicable) has been indemnified by a credit-worthy third party) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Seller, the Servicer or any Originator to enforce any such judgment.

(k)The “Termination Date” under and as defined in any of the Receivables Sale Agreements shall occur with respect to the applicable Originator or (ii) any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under any of the Receivables Sale Agreements to which such Originator is a party.

(l)This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts.

(m)The Performance Guarantor shall fail to pay, upon demand, any amount required to be paid by it under the Performance Undertaking, or the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Convergys, or Convergys shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability or its liability for any amounts due thereunder.

(n)Any event shall occur which has, or could be reasonably expected to have, a Material Adverse Effect of the types described in clauses (iii) through (v) of the definition of “Material Adverse Effect”; provided that such event shall not include any event that, but for a change in a numeric variable (whether of time, Percentage, amount or otherwise) with respect to such event, would result in an Amortization Event under another paragraph of this Section 9.1.

(o)The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Tax Code in an amount in excess of $100,000 with regard to any of the Receivables or Related Security and such lien shall not have been released within ten (10) Business Days.

(p)(i) The PBGC shall file notice of a lien pursuant to Section 4068 of ERISA in an amount in excess of $100,000 with regard to any of the Receivables or Related Security and such lien shall not have been released within ten (10) Business Days.

(q)Convergys shall permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 of the Convergys Credit Agreement, to be less than 4.0 to 1.0.

(r)Convergys shall permit the ratio of (a) Consolidated Total Debt at such time to (b) Consolidated EBITDA, in each case for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 of the Convergys Credit Agreement, to be greater than 3.00 to 1.00.

Section 9.2    Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, and upon the direction of either Wells Fargo or the Gotham Group Agent, shall, take any of the following actions: (i) replace the Person then acting as Servicer, (ii) declare the Amortization Date to have occurred, whereupon the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 9.1(f)(ii), or of an actual or deemed entry of an order for relief with respect to any Seller Party under the Federal Bankruptcy Code, the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) to the fullest extent permitted by applicable law, declare that the Default Rate shall accrue with respect to any of the Aggregate Unpaids outstanding at such time, (iv) deliver the Collection Notices to the Collection Banks, and (v) notify Obligors of the Purchasers’ interest in the Receivables. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agents and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

ARTICLE X.
INDEMNIFICATION
Section 10.1    Indemnities by the Seller. Without limiting any other rights that any Agent or any Purchaser may have hereunder or under applicable law, Seller hereby agrees to indemnify (and pay upon demand to) each of the Agents, the Purchasers and their respective assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, Taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of such Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables excluding, however, in all of the foregoing instances:

(a)    Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(b)    Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or
(c)    Excluded Taxes;
provided, however, that nothing contained in this sentence shall limit the liability of Seller or limit the recourse of the Purchasers to Seller for amounts otherwise specifically provided to be paid by Seller under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Seller) relating to or resulting from:
(i)any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii)the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)any failure of any Seller Party or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)any products liability, environmental liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)any Other Taxes (and all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same), which may arise by reason of the Administrative Agent’s security interest in the Receivables, Collections, Lock-Boxes, Collection Accounts, Related Security, all other rights and payments relating to the Receivables, and all proceeds of the foregoing;

(vii)the commingling of Collections of Receivables at any time with other funds;

(viii)any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of an Incremental Purchase or a Reinvestment, the ownership of the Receivables Interests or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(ix)any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(x)any Amortization Event described in Section 9.1(f);

(xi)any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to the applicable Originator under the applicable Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xii)any failure to vest and maintain vested in the Administrative Agent for the benefit of the Purchasers, or to transfer to the Administrative Agent for the benefit of the Purchasers, legal and equitable title to, and ownership of, a first priority perfected undivided Percentage ownership interest (to the extent of the Receivables Interests contemplated hereunder) or security interest in the Receivables, the Related Security and the Collections, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xiii)the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Incremental Purchase or Reinvestment or at any subsequent time;

(xiv)any action or omission by any Seller Party which reduces or impairs the rights of the Agents or the Purchasers with respect to any Receivable or the value of any such Receivable;

(xv)any attempt by any Person to void any Incremental Purchase or Reinvestment hereunder under statutory provisions or common law or equitable action;

(xvi)any breach of any confidentiality provision in any Contract resulting from execution and delivery of this Agreement or any other Transaction Document, any of the transactions consummated pursuant to this Agreement or any other Transaction Document, delivery of any information or report pursuant hereto or thereto, or any performance of obligations hereunder or thereunder; and

(xvii)the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included.

Section 10.2    Indemnities by the Servicer. Without limiting any other rights that any Agent or any Purchaser may have hereunder or under applicable law, Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, Taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of such Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of Servicer’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances:

(a)    Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(b)    Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; and
(c)    Excluded Taxes;
provided, however, that nothing contained in this sentence shall limit the liability of Servicer or limit the recourse of the Purchasers to Servicer for Collections received by the Servicer and required to be remitted by it under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, Servicer shall indemnify the Indemnified Parties for Servicer Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to the Servicer) relating to or resulting from:
(i)any representation or warranty made by Servicer (or any officers of Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(ii)the failure by Servicer to comply with any applicable law, rule or regulation with respect to the collection of any Receivable or Related Security;

(iii)any failure of Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)the commingling by the Servicer of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;

(v)any investigation, litigation or proceeding relating to Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(vi)any Amortization Event of the described in Section 9.1(f) with respect to Servicer;

(vii)any breach of any confidentiality provision in any Contract resulting from execution and delivery of this Agreement or any other Transaction Document, any of the transactions consummated pursuant to this Agreement or any other Transaction Document, delivery of any information or report pursuant hereto or thereto, or any performance of obligations hereunder or thereunder; and

(viii)any action or omission by Servicer relating to its obligations hereunder which reduces or impairs the rights of the Agents or the Purchasers with respect to any Receivable or the value of any such Receivable.

Section 10.3    Increased Cost and Reduced Return. If after the date hereof, any Purchaser or any Funding Source shall be charged any fee, expense or increased cost on account of the adoption of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy), any accounting principles or any change in any of the foregoing, or any change in the interpretation or administration thereof by the Financial Accounting Standards Board (“FASB”), any Governmental Authority, any central bank or any comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority or agency: (i) that subjects such Purchaser to any charge or withholding on or with respect to this Agreement or such Purchaser’s obligations hereunder or any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser of any amounts payable hereunder or any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of Tax on the overall net income of such Purchaser or a Funding Source and Excluded Taxes) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of Wells Fargo or a Funding Source, or credit extended by Wells Fargo pursuant to this Agreement or a Funding

Source pursuant to Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to Wells Fargo of performing its obligations hereunder or to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on Wells Fargo’s capital as a consequence of its obligations hereunder or a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by Wells Fargo under this Agreement or a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by Wells Fargo or the Gotham Group Agent, as applicable, Seller shall pay to Wells Fargo or the Gotham Group Agent, for the benefit of the relevant Funding Source, such amounts charged to Wells Fargo or such Funding Source or such amounts to otherwise compensate Wells Fargo or such Funding Source for such increased cost or such reduction. Notwithstanding the foregoing, no Funding Source that is not organized under the laws of the United States of America, or a state thereof, shall be entitled to reimbursement or compensation hereunder unless and until it has delivered to the Seller two (2) duly completed and signed originals of United States Internal Revenue Service Form W-8BEN or W-8ECI, as applicable, certifying in either case that such Funding Source is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes.

Section 10.4    Taxes - Status of Purchasers; Refunds.

(a) Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements.
(b) Without limiting the generality of the foregoing,
(i) any Purchaser that is a US Person shall deliver to the Seller and the Administrative Agent on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;
(ii) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), whichever of the following is applicable:
(A) in the case of a Foreign Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B) executed copies of IRS Form W-8ECI;
(C) in the case of a Foreign Purchaser claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a “Certificate of Non-Bank Status for Foreign Entities” to the effect that such Foreign Purchaser is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN-E; or
(D) to the extent a Foreign Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a Certificate of Non-Bank Status for Foreign Entities, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Purchaser is a partnership and one or more direct or indirect partners of such Foreign Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a Certificate of Non-Bank Status for Foreign Entities on behalf of each such direct and indirect partner; and
(E) any Foreign Purchaser shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Seller or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made.

Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.
(c)    In the event that an additional payment is made under Section 1.4(c) for the account of any Recipient and such Recipient, in its reasonable judgment, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Recipient shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Seller such amount as such Recipient shall, in its reasonable judgment, have determined to be attributable to such deduction or withholding and which will leave such Recipient (after such payment) in no worse position than it would have been in if the Seller had not been required to make such deduction or withholding. Nothing herein contained shall interfere with the right of a Recipient to arrange its tax affairs in whatever manner it thinks fit nor oblige any Recipient to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Recipient to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.
Section 10.5    Costs, Expenses and Stamp Taxes. In addition to its obligations under the other provisions of this Agreement, Seller agrees to pay:

(a)Within 30 days after receipt of a written invoice therefor: all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents, or (ii) the administration of the Transaction Documents prior to an Amortization Event including, without limitation, (A) the reasonable fees and expenses of counsel to the Administrative Agent incurred in connection with any of the foregoing, and (B) subject to the limitations set forth in Section 7.1(d), the reasonable and documented fees and expenses of independent accountants incurred in connection with any review of any Seller Party’s books and records either prior to or after the execution and delivery hereof;

(b)Within 30 days after receipt of a written invoice therefor: all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of counsel and independent accountants) incurred by each of the Purchasers and the Agents in connection with the negotiation, preparation, execution and delivery of any amendment or consent to, or waiver of, any provision of the Transaction Documents which is requested or proposed by any Seller Party (whether or not consummated), the administration of the Transaction Documents following an Amortization Event (or following a waiver of or consent to any Amortization Event), or the enforcement by any of the foregoing Persons of, or any actual or claimed breach of, this Agreement or any of the other Transaction Documents, including, without limitation, (i) the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing, and (ii) subject to the limitations set forth in Section 7.1(d), the reasonable fees and expenses of independent accountants incurred in connection with any review of any Seller Party’s books and records or valuation of the Receivables; and

(c)upon demand: all stamp and other similar or recording taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents (“Other Taxes”) (and Seller Parties jointly and severally agree to indemnify each Indemnified Party against any liabilities with respect to or resulting from any unreasonable delay in the payment of such taxes and fees by the Seller Parties or any omission by the Seller Parties to pay such taxes and fees upon demand).

Section 10.6    FATCA. If a payment made to any Agent or any Purchaser hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such payee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such payee shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with its obligations under FATCA and to determine that such payee has complied with such payee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 10.6, the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

ARTICLE XI.
THE AGENTS
Section 11.1    Appointment.

(a)Each Purchaser and the Gotham Group Agent hereby irrevocably designates and appoints Wells Fargo Bank, N.A., as Administrative Agent hereunder, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or the Gotham Group Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist against the Administrative Agent.

(b)Each of the Conduit and the Gotham Committed Purchaser hereby irrevocably designates and appoints BTMU as the Gotham Group Agent hereunder, and authorizes the Gotham Group Agent to take such action on its behalf under the provisions of this Agreement, the Gotham Group Fee Letter and the Liquidity Agreement and to exercise such powers and perform such duties as are expressly delegated to the Gotham Group Agent by the terms of this

Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Gotham Group Fee Letter or the Liquidity Agreements, the Gotham Group Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, or other Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Gotham Group Agent shall be read into this Agreement, the Gotham Group Fee Letter or the Liquidity Agreement or otherwise exist against the Gotham Group Agent.

(c)The provisions of this Article XI are solely for the benefit of the Agents and the Purchasers, and neither of the Seller Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this Article XI shall not affect any obligations which any Agent or any Purchaser may have to either of the Seller Parties under the other provisions of this Agreement.

(d)In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and the Gotham Group Agent and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties or any of their respective successors and assigns. In performing its functions and duties hereunder, the Gotham Group Agent shall act solely as the agent of the Conduit and the Gotham Committed Purchaser, and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Seller Parties, any other Purchaser, or Agent, or any of their respective successors and assigns.

Section 11.2    Delegation of Duties. Each Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3    Exculpatory Provisions. Neither any Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 11.2 under or in connection with the Transaction Documents (except for its, their or such Person’s own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other agents for any recitals, statements, representations or warranties made by the Seller contained in any Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of the Seller Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered to such Agent. No Agent shall be under any obligation to any Purchaser or other Agent to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of the Seller Parties.

This Section 11.3 is intended solely to govern the relationship between each Agent, on the one hand, and the Purchasers on the other.

Section 11.4    Reliance by the Agents and the Purchasers.

(a)Each Agent and each Purchaser shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller Parties), independent accountants and other experts selected by such Agent or such Purchaser. Each Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of (i) in the case of the Administrative Agent, Wells Fargo and BTMU (except where another provision of this Agreement specifically authorizes the Administrative Agent to take action based on the instructions of Wells Fargo or BTMU) or (ii) in the case of the Gotham Group Agent, the Conduit and the Gotham Committed Purchaser, or it shall first be indemnified to its satisfaction by the Gotham Committed Purchaser against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action.

(b)Any action taken by the Administrative Agent in accordance with Section 11.4(a) shall be binding upon all Purchasers and the Gotham Group Agent.

(c)The Gotham Group Agent shall determine with the Conduit and, as applicable, the Gotham Committed Purchaser, the number of such Persons which shall be required to request or direct the Gotham Group Agent to take action, or refrain from taking action, under this Agreement on behalf of such Persons and whether any consent of the rating agencies who rate the Conduit’s Commercial Paper is required (such Persons and, if applicable, rating agencies, a “Voting Block”). The Gotham Group Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Conduit and the Gotham Committed Purchaser.

(d)Unless otherwise advised in writing by the Gotham Group Agent or by the Gotham Committed Purchaser, each party to this Agreement may assume that (i) the Gotham Group Agent is acting for the benefit of the Conduit and, as applicable, the Gotham Committed Purchaser, as well as for the benefit of each permitted assignee from any such Person, and (ii) each action taken by the Gotham Group Agent has been duly authorized and approved by all necessary action on the part of its Voting Block. The Conduit (or, with the consent of all other Purchasers then existing, any other Purchaser in the Gotham Group) shall have the right to designate a new Gotham Group Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agents and the Seller Parties written notice thereof signed by such Purchaser(s) and the newly designated Gotham Group Agent. Such notice shall be effective when receipt thereof is acknowledged by the retiring Gotham Group Agent and the Seller Parties, which acknowledgments shall not be withheld or unreasonably delayed, and thereafter the party named as such therein shall be Gotham Group Agent for such Purchasers under this Agreement. The Gotham Group Agent and the Gotham Group shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Gotham Group Agent.

Section 11.5    Notice of Amortization Events. Neither any Agent nor any Purchaser shall be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless it has received notice from another Agent or another Purchaser, as applicable, or a Seller Party referring to this Agreement, stating that an Amortization Event or Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event. In the event that any Agent or any Purchaser receives such a notice, it shall promptly give notice thereof to the other Agent (in the case of the Gotham Group Agent, to the members of the Gotham Group) and the other Purchasers, as applicable. The Administrative Agent shall take such action with respect to such Amortization Event or Potential Amortization Event as shall be directed by either Wells Fargo and/or the Gotham Group Agent.

Section 11.6    Non-Reliance on the Agents and Other Purchasers. Each of the Purchasers expressly acknowledges that neither any Agent, nor any of such Agent’s officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including, without limitation, any review of the affairs of the Seller Parties, shall be deemed to constitute any representation or warranty by such Agent. Each of the Purchasers also represents and warrants to the Agents and the other Purchasers that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller Parties and made its own decision to enter into this Agreement. Each of the Purchasers also represents that it will, independently and without reliance upon any Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Seller Parties. Neither any Agent nor any Purchaser, nor any of their respective Affiliates, shall have any duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Seller Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates except that the Gotham Group Agent shall promptly distribute to the Conduit (and, as applicable, the Gotham Committed Purchaser), copies of financial and other information expressly provided to the Gotham Group Agent by either of the Seller Parties pursuant to this Agreement for distribution to the Agents and/or Purchasers.

Section 11.7    Indemnification of Agents.

(a)Each Committed Purchaser agrees to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller Parties and without limiting the obligation of the Seller Parties to do so), ratably in accordance with their respective Percentages or Invested Amount, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent in its capacity as Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).

(b)The Gotham Committed Purchaser agrees to indemnify the Gotham Group Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller and without limiting the obligation of the Seller to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Gotham Group Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Gotham Group Agent in its capacity as the Gotham Group Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Gotham Group Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Gotham Group Agent or such Person as finally determined by a court of competent jurisdiction).

Section 11.8    Agents in their Individual Capacities. Each of the Agents in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller Parties and their Affiliates as though such Agent were not an Agent hereunder. With respect to its Receivables Interests, if any, pursuant to this Agreement, each Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not an Agent, and the terms “Purchaser” and “Purchasers” shall include each of the Agents in their individual capacities.

Section 11.9    Successor Administrative Agent. The Administrative Agent, upon five (5) days’ notice to the Seller Parties, the Purchasers and the Gotham Group Agent, may voluntarily resign and may be removed at any time, with or without cause, by both Wells Fargo and the Gotham Group Agent, whereupon BTMU shall become the successor Administrative Agent; provided, however, that Wells Fargo shall not voluntarily resign as the Administrative Agent so long as Wells Fargo’s Commitment remains in effect or Wells Fargo has any outstanding Receivables Interests hereunder. Upon resignation or replacement of any Administrative Agent in accordance with this Section 11.9, the retiring Administrative Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article X and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 11.10    Gotham Group Agent’s Conflict Waivers. BTMU or one of its Affiliates acts, or may in the future act, (i) as administrative agent for the Conduit, (ii) as issuing and paying agent for the Conduit’s Commercial Paper, (iii) to provide credit or liquidity enhancement for the timely payment for the Conduit’s Commercial Paper and (iv) to provide other services from time to time for the Conduit (collectively, the “BTMU Roles”). Without limiting the generality of Sections 11.1 and 11.8, each of the Agents and the Purchasers hereby acknowledges and consents to any and all BTMU Roles and agrees that in connection with any BTMU Role, BTMU, or such Affiliate may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for the Conduit, the giving of notice to the Gotham Committed Purchaser of a mandatory purchase pursuant to the Liquidity Agreement, and hereby acknowledges that neither BTMU nor any of its Affiliates has any fiduciary duties hereunder to any Purchaser (other than the Conduit) or to the Gotham Committed Purchaser arising out of any BTMU Roles.

Section 11.11    UCC Filings. Each of the Purchasers hereby expressly recognizes and agrees that the Administrative Agent may be designated as the secured party of record on the various UCC filings required to be made under this Agreement and the party entitled to amend, release and terminate the UCC filings under the Receivable Sale Agreement in order to perfect their respective interests in the Receivables, Collections and Related Security, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the true parties in interest with respect to the Receivables Interests. In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article XI.

ARTICLE XII.
ASSIGNMENTS; PARTICIPATIONS
Section 12.1    Assignments.

(a)Each of the parties hereto hereby agrees and consents to the complete or partial assignment by the Conduit of all or any portion of its rights under, interest in, title to and obligations under this Agreement to the Gotham Committed Purchaser pursuant to the Liquidity Agreement or to any other Person, and upon such assignment, the Conduit shall be released from its obligations so assigned. Further, each of the parties hereto hereby agrees that any assignee of the Conduit of this Agreement or all or any of the Receivables Interests of the Conduit shall have all of the rights and benefits under this Agreement as if the term “Conduit” explicitly referred to such party, and no such assignment shall in any way impair the rights and benefits of the Conduit hereunder.

(b)Any Committed Purchaser may at any time and from time to time assign to one or more Persons (each, an “Assignee Committed Purchaser”) all or any part of its rights and obligations under this Agreement and, in the case of the Gotham Committed Purchaser, under the Liquidity Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Assignee Committed Purchaser and such selling Committed Purchaser. In the case of the Gotham Committed Purchaser, the consent of the Conduit shall be required prior to the effectiveness of any such assignment by the Gotham Committed Purchaser. The consent of the Seller (which consent shall not be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment other than to an existing Committed Purchaser. Each assignee of a Committed Purchaser must have a short-term debt rating of A-1 or better by S&P and P-1 by Moody’s or a long term debt rating of “A” or better by S&P and “A2” or better by Moody’s, and each assignee of the Gotham Committed Purchaser must agree to deliver to the Gotham Group Agent, promptly following any request therefor by the Gotham Group Agent or the Conduit, an enforceability opinion in form and substance satisfactory to the Gotham Group Agent and the Conduit. Upon delivery of the executed Assignment Agreement to the Administrative Agent and, in the case of the assignment by the Gotham Committed Purchaser, to the Gotham Group Agent, such selling Committed Purchaser shall be released from its obligations hereunder (and in the case of the Gotham Committed Purchaser, under the Liquidity Agreement) to the extent of such assignment. Thereafter the Assignee Committed Purchaser shall for all purposes be a Committed Purchaser party to this Agreement and shall have all the rights and obligations of a Committed Purchaser under this Agreement (and in the case of the Gotham Committed Purchaser, under the Liquidity Agreement) to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller, the Committed Purchasers or the Agents shall be required.

(c)The Gotham Committed Purchaser agrees that in the event it suffers a Downgrading Event, the Downgraded Committed Purchaser shall be obliged, at the request of the Conduit or the Gotham Group Agent, to assign all of its rights and obligations hereunder and under the Liquidity Agreement to another funding entity nominated by the Gotham Group Agent and reasonably acceptable to the Conduit that is willing to participate in this Agreement and the Liquidity Agreement through the applicable Liquidity Termination Date in the place of the Downgraded Committed Purchaser; provided that the Downgraded Committed Purchaser receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Downgraded Committed Purchaser’s Invested Amount and accrued and unpaid Yield, fees and other costs and expenses payable in respect of its investment in the Receivables Interests.

(d)Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement without the consent of all of the Purchasers.

Section 12.2    Participations. Any Committed Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Commitment and its investment in the Receivables Interests. Notwithstanding any such sale by a Committed Purchaser of a participating interest to a Participant, such Committed Purchaser’s rights and obligations under this Agreement shall remain unchanged, such Committed Purchaser shall remain solely responsible for the performance of its obligations hereunder, and each of the parties hereto shall continue to deal solely and directly with such Committed Purchaser in connection with such Committed Purchaser’s rights and obligations under this Agreement. Each Committed Purchaser agrees that any agreement between such Committed Purchaser and any such Participant in respect of such participating interest shall not restrict such Committed Purchaser’s right to agree to any amendment, supplement, waiver or modification to this Agreement, except for any amendment, supplement, waiver or modification described in Section 14.1(b)(i).

ARTICLE XIII.
[RESERVED].

ARTICLE XIV.
MISCELLANEOUS
Section 14.1    Waivers and Amendments.

(a)No failure or delay on the part of any Agent or any Purchaser in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 14.1(b). This Agreement and the provisions hereof may only be amended, supplemented, modified or waived in a writing signed by each of the parties hereto.

Notwithstanding the foregoing, (i) without the consent of the Committed Purchasers, but with the consent of Seller, the Agents may amend this Agreement solely to add additional Persons as Committed Purchasers hereunder and (ii) the Agents, the Committed Purchasers and the Conduit may enter into amendments to modify any of the terms or provisions of Article XI, Article XII, or Section 14.13 of this Agreement without the consent of any Seller Party, provided that such amendment has no negative impact upon the Seller or the Servicer. Any modification or waiver made in accordance with this Section 14.1 shall apply to each of the Purchasers equally and shall be binding upon the Seller, the Servicer, the Purchasers and the Agents.
Section 14.2    Notices. Except as provided in this Section 14.2, all communications and notices provided for hereunder shall be in writing (including bank wire, Email or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or fax numbers set forth on the signature pages hereof or at such other address or fax number as such Person may hereafter specify for the purpose of notice to it, to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 14.2. Seller hereby authorizes the Purchasers to effect purchases and Tranche Period and Discount Rate selections based on telephonic notices made by any Person whom the Administrative Agent in good faith believes to be acting on behalf of Seller. Seller agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice signed by an authorized officer of Seller; provided, however, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.

Section 14.3    Ratable Payments. If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 10.3 or 10.4) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 14.4    Protection of Receivables Interests.

(a)Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that the Administrative Agent may request, to perfect, protect or more fully evidence the Receivables Interests, or to enable the Administrative Agent or the Purchasers to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of an Amortization Event, the Administrative Agent may, or the Administrative Agent may direct Seller or the Servicer to, notify the Obligors of Receivables, at Seller’s expense, of the ownership or security interests of the Purchasers under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to the Administrative Agent or its designee. Seller or the Servicer (as applicable) shall, at any Purchaser’s request, withhold the identity of such Purchaser in any such notification.

(b)If any Seller Party fails to perform any of its obligations hereunder, the Administrative Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 10.5. Each Seller Party irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent, and appoints the Administrative Agent as its attorney-in-fact, to act on behalf of such Seller Party (i) to execute on behalf of Seller as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Purchasers in the Receivables and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Purchasers in the Receivables. This appointment is coupled with an interest and is irrevocable.

Section 14.5    Confidentiality.

(a)Each of the parties hereto shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letters and the other confidential or proprietary information with respect to the Originators (including, without limitation, confidential information with respect to their Obligors), the Agents, the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such party and its directors, officers and employees may disclose such information (i) to such party’s external accountants, attorneys, investors, potential investors and credit enhancers and the agents or advisors of such Persons, provided that each such Person shall agree for the benefit of the parties hereto that such information shall be used solely in connection with such Person’s evaluation of this Agreement and the other Transaction Documents, or such Person’s relationship with the Seller and its Affiliates, and (ii) as required by any applicable law, regulation or order of any judicial or administrative proceeding provided that each party shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.

(b)Anything herein to the contrary notwithstanding, each Originator hereby consents to the disclosure of any nonpublic information with respect to it (i) to each of the Agents and Purchasers, (ii) to any prospective or actual assignee or participant of any of the Agents or any of the Purchasers, and (iii) to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to the Conduit or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which the Gotham Group Agent acts as the administrative agent or administrator, and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is advised of the confidential nature of such information and, in the case of a Person described in clause (ii) above, agrees to be bound by the provisions of this Section 14.5. In addition, the Agents and the Purchasers may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law) although each of them shall use commercially reasonable efforts to ensure, to the extent permitted given the circumstances, that any such information which is so disclosed is kept confidential.

Section 14.6    Bankruptcy Petition. Each of Seller, the Servicer, the Agents, the Committed Purchasers and the Conduit hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of the Conduit, it will not institute against, or join any other Person in instituting against, the Conduit any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 14.7    Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any Agent or any Purchaser, no claim may be made by any Seller Party or any other Person against any Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Seller Party hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.8    CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE ADMINISTRATIVE AGENT’S OR PURCHASERS’ OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES AND RELATED SECURITY OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 14.9    CONSENT TO JURISDICTION. EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST ANY AGENT OR ANY PURCHASER

OR ANY AFFILIATE OF ANY AGENT OR ANY PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 14.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.11    Integration; Binding Effect; Survival of Terms.

(a)This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article X, and Sections 14.5 and 14.6 shall be continuing and shall survive any termination of this Agreement.

Section 14.12    Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.13    Characterization.

(a)It is the intention of the parties hereto that each purchase hereunder shall constitute and be treated as an absolute and irrevocable sale, which purchase shall provide the applicable Purchaser with the full benefits of ownership of the applicable Receivables Interest. Except as specifically provided in this Agreement, each sale of a Receivables Interest hereunder is made without recourse to Seller; provided, however, that (i) Seller shall be liable to each of the Purchasers and the Agents for all representations, warranties, covenants and indemnities made by Seller pursuant to the terms of this Agreement, and (ii) such sale does not constitute and is not intended to result in an assumption by any Purchaser or Agent or any assignee thereof of any obligation of Seller or any Originator or any other Person arising in connection with the Receivables, the Related Security, or the related Contracts, or any other obligations of Seller or any Originator.

(b)In addition to any ownership interest which the Administrative Agent may from time to time acquire pursuant hereto, Seller hereby grants to the Administrative Agent for the ratable benefit of the Purchasers a valid and perfected security interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, the Collections, each Lock-Box, each Collection Account, all Related Security, all other rights and payments relating to such Receivables, and all proceeds of any thereof prior to all other liens on and security interests therein to secure the prompt and complete payment of the Aggregate Unpaids. The Administrative Agent and the Purchasers shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
CONVERGYS FUNDING INC., as Seller

By:
Name:
Title:

Address:

Convergys Funding Inc.
Circleport II Business Park
1101 Pacific Avenue
Erlanger, KY 41018
Attention: David R. Wiedwald
Phone: (513) 723-7830
Fax: (513) 651-5180
Email: david.r.wiedwald@convergys.com

CONVERGYS CORPORATION, as Servicer

By:
Name:
Title:

Address:

Convergys Corporation
201 East Fourth Street
Cincinnati, Ohio 45202
Attention: David R. Wiedwald
Phone: (513) 723-7830
Fax: (513) 651-5180
Email: david.r.wiedwald@convergys.com

GOTHAM FUNDING CORPORATION

By:
Name:
Title:

Address:

Gotham Funding Corporation c/o Global Securitization Services, LLC
68 South Service Road, Suite 120
Melville, NY 11747
Telephone:         (631) 930-7216
Facsimile:            (212) 302-8767
Attention:           David V. DeAngelis
Email:              ddeangelis@gssnyc.com

With a copy to:

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1221 Avenue of the Americas
New York, New York 10020
Attention:     Securitization Group
Telephone No.:  (212) 782-6957
Fax No.:  (212) 782-6448
Email:              securitization_reporting@us.mufg.jp
                          rhurst@us.mufg.jp

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Committed Purchaser and as Gotham Group Agent

By:
Name:
Title:

Address:

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
1221 Avenue of the Americas
New York, New York 10020
Attention:     Securitization Group
Telephone No.:  (212) 782-6957
Fax No.:  (212) 782-6448
Email:              securitization_reporting@us.mufg.jp
                          rhurst@us.mufg.jp

WELLS FARGO BANK, N.A., individually as a Purchaser and as Administrative Agent

By:
Name:
Title:

Address:

Wells Fargo Bank, N.A.
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attention:    Isaac T. Washington
Email: isaac.washington@wellsfargo.com
Phone:        +1 (770) 508-2166
Fax:        +1 (866) 972-3558

EXHIBIT I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Accrual Period” means each calendar month, provided that the initial Accrual Period hereunder means the period from (and including) the date of the initial purchase hereunder to (and including) the last day of the calendar month thereafter.
“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.
"Adjusted Eligible Receivables" means the sum of (a) 100% of the aggregate Outstanding Balance of all Eligible Billed Receivables, plus (b) 100% of the aggregate Outstanding Balance of all Eligible Unbilled Receivables minus (c) the aggregate Outstanding Balance of all Government Receivables in excess of 4.5% of the aggregate Outstanding Balance of all Receivables.
“Administrative Agent” has the meaning set forth in the preamble to this Agreement.
“Administrative Agent’s Fee Letter” means that certain Administrative Agent’s Fee Letter dated as of January 4, 2017, duly executed by Seller and the Administrative Agent, as the same may be amended, restated or otherwise modified or replaced from time to time.
“Adverse Claim” means a lien, security interest, charge, pledge, hypothecation or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person has, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Agents” has the meaning set forth in the preamble to this Agreement.
“Aggregate Invested Amount” means, on any date of determination, the aggregate Invested Amount of all Receivables Interests outstanding on such date.
“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of all Aggregate Invested Amount and unpaid Obligations (whether due or accrued) at such time.
“Agreement” means this Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.
“Alternate Base Rate” means for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate, plus, in either case, the Applicable Margin. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.
“Amortization Date” means the earliest to occur of (i) the Facility Termination Date and, with respect to the Gotham Group, the Liquidity Termination Date, (ii) the day on which any of the conditions precedent set forth in Section 6.2 are not satisfied, (iii) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(f)(ii), (iv) the Business Day specified in a written notice from any Agent following the occurrence of any other Amortization Event, and (v) the date which is thirty (30) calendar days after Wells Fargo’s and the Gotham Group Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.
“Amortization Event” has the meaning specified in Section 9.1.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Originators, any Seller Party or any Subsidiaries of any of the foregoing from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Seller Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the USA Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Margin” has the meaning set forth in the Gotham Group Fee Letter and the Wells Fargo Fee Letter, as applicable.
“Assignee Committed Purchaser” has the meaning set forth in Section 12.1(b).
“Assignment Agreement” has the meaning set forth in Section 12.1(b).
“Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer, chief financial officer or secretary.
“Broken Funding Costs” means for any Receivables Interest which: (i) has its Invested Amount reduced without compliance by Seller with the notice requirements hereunder or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned under a Liquidity Agreement or is terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Calculation Periods relating to such Receivables Interest (or the tranche periods for Commercial Paper) (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Invested Amount of such Receivables Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Invested Amount is allocated to another Receivables Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Invested Amount for the new Receivables Interest, and (y) to the extent such Invested Amount is not allocated to another Receivables Interest, the income, if any, actually received during the remainder of such period by the holder of such Receivables Interest from investing the portion of such Invested Amount not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess. All Broken Funding Costs shall be due and payable hereunder upon written demand.
“BTMU” has the meaning specified in the preamble to this Agreement.
“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Atlanta, Georgia and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the LIBO Rate or LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market.
“Calculation Period” means a calendar month.
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13); provided, however, that any lease (or other agreement conveying the right to use) required to be classified and accounted for as a capital lease where such lease (or other agreement) would not have been required to be so treated under GAAP as in effect on January 4, 2017, as a result of the effectiveness of the Financial Accounting Standards Board Accounting Standards Codification Topic 842 (or any other accounting standard having a similar result or effect) (and related interpretations) shall not be considered a Capital Lease Obligation for purposes of this Agreement.
“CCM Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of June 30, 2009, between Convergys Customer Management Group Inc.,

an Ohio corporation, and Seller, as the same may be amended, restated or otherwise modified from time to time.
“Change of Control” means Convergys shall cease to own, directly or indirectly, 100% of (a) the outstanding voting equity interests of Seller or (b) Convergys Customer Management Group Inc., an Ohio corporation.
“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.
“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.
“Collection Account Agreement” means an agreement among an Originator, Seller, the Administrative Agent and a Collection Bank perfecting the Administrative Agent’s security interest in one or more Collection Accounts.
“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.
“Collection Notice” means a notice, in substantially the form attached to any Collection Account Agreement from the Administrative Agent to a Collection Bank, terminating the Seller Parties’ rights to access, or give instructions with respect to, any Collection Account.
“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.
“Commercial Paper” means promissory notes of the Conduit issued by the Conduit in the commercial paper market.
“Commitment” means, for each Committed Purchaser, the commitment of such Committed Purchaser to purchase Receivables Interests from Seller and, in the case of the Gotham Committed Purchaser, the Conduit, in an amount not to exceed (i) in the aggregate, the amount set forth opposite such Committed Purchaser’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (ii) with respect to any individual purchase hereunder, in the case of Wells Fargo, its Percentage of the Purchase Price therefor and, in the case of the Gotham Committed Purchaser, the Gotham Group’s Percentage of the Purchase Price therefor, less the amount of such Purchase Price paid by the Conduit.
“Committed Purchasers” means Wells Fargo or the Gotham Committed Purchaser.
“Concentration Limit” means, at any time, for any Obligor and its Affiliates, considered as if they were one and the same Obligor, the percentage of Adjusted Eligible

Receivables set forth in the table below opposite such Obligor’s applicable short-term unsecured debt ratings assigned by Moody’s and S&P (or in the absence thereof, the equivalent long term unsecured senior debt ratings), or, subject to rating agency approval and/or an increase in the Required Reserve Factor Floor, upon Seller’s request from time to time, such higher Percentage of Adjusted Eligible Receivables (a “Special Concentration Limit”) for each Obligor designated by Wells and the Gotham Group Agent or as set forth in the Gotham Group Fee Letter and the Wells Fargo Fee Letter:

Short-Term S&P Rating	Long-Term S&P Rating	Short-Term Moody’s Rating	Long-Term Moody’s Rating	Allowable % of Adjusted Eligible Receivables	Tier Level
A-1 or higher	A+ or higher	P-1	A1 or higher	20.00%	I
A-2	BBB+, A-, or A	P-2	A2, A3 or Baa1	12.50%	II
A-3	BBB or BBB-	P-3	Baa2 or Baa3	8.00%	III
Below A-3 or Not Rated by either S&P or Moody’s	Below BBB- or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	Below Baa3 or Not Rated by either S&P or Moody’s	5.00%	IV
; provided, however, that (a) if any Obligor has a split rating, the applicable rating will be the lower of the two, (b) if any Obligor is not rated by either S&P or Moody’s, the applicable Concentration Limit shall be the one set forth in the last line of the table above, and (c) either Wells Fargo or the Gotham Group Agent may, upon not less than ten (10) Business Days’ written notice to Seller, cancel any Special Concentration Limit.
“Conduit” has the meaning set forth in the preamble to this Agreement.
“Consolidated EBITDA” (and each of the defined terms included therein) has the meaning set forth in the Convergys Credit Agreement.
“Consolidated Interest Expense” means, for any fiscal period, the aggregate of all interest expense (excluding interest expense in respect of undrawn letters of credit) of Convergys and the Consolidated Subsidiaries for such period that, in accordance with GAAP, is or should be included in “interest expense” reflected in the income statement for Convergys and the Consolidated Subsidiaries (but excluding any amortization of original issue discount in respect of Convergys’ 5.75% Junior Subordinated Convertible Debentures due September 2029), all as determined on a consolidated basis in accordance with GAAP, plus, for any fiscal period, the aggregate yield (expressed in US Dollars) obtained by the purchasers under any Securitization Transactions on their investments in accounts receivable of Convergys and the Subsidiaries during such period, determined in accordance with generally accepted financial practice and the terms of such Securitization Transactions. In the event that there shall have occurred any acquisition or disposition by Convergys or a Subsidiary of a business or business unit during any period for which Consolidated Interest Expense is to be determined, such determination shall be made on a pro forma basis (in accordance with Regulation S-X under the

Securities Act of 1933) as if such acquisition or disposition and any related incurrence or repayment of Indebtedness had occurred on the first day of such period.
“Consolidated Net Income” means, for any fiscal period, the net income or loss of Convergys and the Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) without limiting any permitted pro forma determinations provided for elsewhere herein, the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Convergys or any Subsidiary or the date that such Person’s assets are acquired by Convergys or any Subsidiary, (c) the income of any Person in which any other Person (other than Convergys or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to Convergys or a wholly owned Subsidiary by such Person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.
“Consolidated Subsidiary” means any Subsidiary that should be consolidated with Convergys for financial reporting purposes in accordance with GAAP.
“Consolidated Total Debt” means, at any time, all Indebtedness of Convergys and the Consolidated Subsidiaries at such time (but excluding any Indebtedness in respect of undrawn letters of credit, any Indebtedness constituting bank guarantees with respect to which no Person has made any demand for payment or performance thereunder and, for the avoidance of doubt, any performance bonds that are accounted for as contingent liabilities in accordance with GAAP), determined on a consolidated basis in accordance with GAAP, plus, without duplication, the aggregate outstanding principal amount of all Securitization Transactions, less the domestic unrestricted cash and Cash Equivalents (as defined in the Convergys Credit Agreement) of Convergys and its Subsidiaries (other than Foreign Subsidiaries (as defined in the Convergys Credit Agreement)), and less the unrestricted cash and Cash Equivalents of Convergys’s Foreign Subsidiaries to the extent such cash and Cash Equivalents are permitted to be repatriated to a domestic Loan Party (as defined in the Convergys Credit Agreement) without adverse tax or other consequence.
“Contingent Reserve” means 10%.
“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable other than an Invoice.
“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Convergys, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001 of ERISA.

“Convergys” has the meaning set forth in the preamble to this Agreement.
“Convergys Credit Agreement” means that certain $650,000,000 Credit Agreement, dated as of February 28, 2014, by and among Convergys, the Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, BNP Paribas, PNC Bank, National Association, The Bank of Nova Scotia, U.S. Bank National Association and Wells Fargo Securities, LLC, as Senior Managing Agents, and BNP Paribas, PNC Bank, National Association, The Bank of Nova Scotia, U.S. Bank National Association and Wells Fargo Bank, N.A., as Co-Documentation Agents, Citigroup Global Markets Inc. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as Joint Lead Arrangers and Joint Bookrunners, as amended, restated or replaced from time to time.
“Convergys Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of June 30, 2009, between Convergys and Seller, as the same may be amended, restated or otherwise modified from time to time.
“CP Costs” means, for the Conduit for each day, the sum of (i) discount or yield accrued on the Conduit’s Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper dealers, and issuing and paying agent fees incurred, in respect of the Conduit’s Pooled Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by the Conduit’s Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase facilities funded substantially with the Conduit’s Pooled Commercial Paper, minus (v) any payment received on such day by such Conduit net of expenses in respect of Broken Funding Costs related to the prepayment of any Receivables Interest of the Conduit pursuant to the terms of any receivable purchase facilities funded substantially with its Pooled Commercial Paper. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the Gotham Group Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Invested Amount associated with any such Incremental Purchase shall, during such period, be deemed to be funded by such Conduit in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such Invested Amount.
“Credit Agreement Change of Control” means a “Change in Control” as defined in the Convergys Credit Agreement.
“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.
“Current Maturity of the Convergys Credit Agreement” means March 3, 2019.

“Cut-Off Date” means the last day of a Calculation Period.
“Days Sales Outstanding” means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate Outstanding Balance of Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.
“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable. Seller shall be deemed to have received a Collection in full of a Receivable if at any time any of the representations or warranties in Article V are no longer true with respect to any Receivable. If (i) the Outstanding Balance of any Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Seller (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), Seller shall be deemed to have received a Collection of such Receivable to the extent of such reduction or cancellation.
“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal) computed by dividing (i) the aggregate Receivables generated by the Originators during the four (4) Calculation Periods ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-Off Date.
“Default Rate” means a rate per annum equal to the sum of (i) the Alternate Base Rate plus (ii) 2.00%, changing when and as the Alternate Base Rate changes.
“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (x) the total amount of Receivables, which became Defaulted Receivables during the Calculation Period that includes such Cut-Off Date, by (y) the aggregate sales generated by the Originators during the Calculation Period occurring four Calculation Periods prior to the month ending on such Cut-Off Date.
“Defaulted Receivable” means a Receivable: (i) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 9.1(f) (as if references to Seller Party therein refer to such Obligor); (ii) which, consistent with the Credit and Collection Policy, should be written off as uncollectible; or (iii) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment.
“Delinquency Ratio” means, at any time, a percentage equal to (i) the aggregate Outstanding Balance of all Receivables that were Delinquent Receivables at such time divided by (ii) the aggregate Outstanding Balance of all Receivables at such time.
“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 61-90 days from the original due date for such payment.

“Designated Obligor” means an Obligor indicated by any of the Agents or Wells Fargo to Seller in writing.
“Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (a) the sum of (i) the aggregate sales generated by the Originators during the Calculation Period ending on such Cut-Off Date, plus 50% of the aggregate sales generated by the Originators during the Calculation Period ending one (1) month prior to such Cut-Off Date by (b) the Net Pool Balance as of such Cut-Off Date.
“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (i) the total amount Dilutions during the Calculation Period ending on such Cut-Off Date, by (ii) the aggregate sales generated by the Originators during the Calculation Period two (2) months prior to such Cut-Off Date.
“Dilution Reserve” means, for any Calculation Period, the product (expressed as a percentage) of: (a) the sum of (i) 2.00 times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.
“Dilution Volatility Component” means the product (expressed as a percentage) of (i) the difference between (a) the highest three (3)-month rolling average Dilution Ratio over the past 12 Calculation Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.
“Dilutions” means, at any time, the amount of any reduction or cancellation of the Outstanding Balance of a Receivable due to (i) any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any affiliate thereof, or as a result of any governmental or regulatory action, (ii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), (iii) any rebate or refund, (iv) any misstatement of the amount thereof, or (v) any misrepresentation.
“Discount Rate” means, LMIR, the LIBO Rate, or the Alternate Base Rate or the Default Rate, as applicable, with respect to each Receivables Interest of the Committed Purchasers.
“Downgraded Gotham Committed Purchaser” means the Gotham Committed Purchaser upon the occurrence of a Downgrading Event.
“Downgrading Event” with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by S&P, or (ii) P-1 by Moody’s.
“Eligible Assignee” means (a) any Qualifying Committed Purchaser having a combined capital and surplus of at least $250,000,000, (b) any “bankruptcy remote” special purpose entity which is administered by BTMU (or any Affiliate of the foregoing) that is in the business of acquiring or financing receivables, securities and/or other financial assets and which issues commercial paper notes that are rated at least A-1 by S&P and P-1 by Moody’s or (c) any Downgraded Gotham Committed Purchaser whose liquidity commitment has been fully drawn by the Conduit or the Gotham Group Agent and funded into a collateral account.
“Eligible Billed Receivable” means at any time, a Receivable evidenced by an Invoice:
(i)the Obligor of which (A) if a natural person, is a resident of the United States or Canada or, if a corporation or other business organization, is organized under the laws of the United States, Canada or any political subdivision of the United States or Canada and has its chief executive office in the United States or Canada; (B) is not an affiliate of any of the parties hereto; (C) is not a government or a governmental subdivision or agency; or (D) is not a Sanctioned Person;

(ii)which is not a Delinquent Receivable or Defaulted Receivable or owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

(iii)which by its terms is due and payable within 75 days of the original billing date therefore, or such later date as may be reasonably agreed to by Wells Fargo and the Gotham Group Agent,

(iv)which is an “account,” or “payment intangible” within the meaning of Section 9-102 of the UCC of all applicable jurisdiction,

(v)which is denominated and payable only in United States dollars in the United States,

(vi)which arises under a Contract which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim or other defense,

(vii)which arises under a Contract which by its terms or by virtue of Section 9-404, 9-405, 9-406 or 9-408 of the UCC, does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the applicable Originator or any of its assignees under such Contract,

(viii)which arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(ix)which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(x)which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,

(xi)which was generated in the ordinary course of the applicable Originator’s business,

(xii)which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person that is not an Originator (in whole or in part),

(xiii)as to which neither Wells Fargo nor any Agent has notified Seller that such Person has determined through the exercise of its commercially reasonable credit judgment, based on a field exam or any other fact or circumstances of which such Person becomes aware after the Closing Date, that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not reasonably acceptable to such Person,

(xiv)which is not subject to any dispute, counterclaim, right of rescission, setoff, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the applicable Originator or any other adverse claim, and the Obligor thereon holds no right as against such Originator to cause such Originator to repurchase the goods or merchandise the sale of which shall have given rise to such Receivable (except with respect to sale discounts effected pursuant to the contract, or defective goods returned in accordance with the terms of the contract); provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected, and provided, further, that Receivables of any Obligor which has any accounts payable by the applicable Originator or by a wholly-owned Subsidiary of such Originator (thus giving rise to a potential offset against such Receivables) may be treated as Eligible Billed Receivables to the extent that the Obligor of such Receivables has agreed pursuant to a written agreement in form and substance satisfactory to Wells Fargo and the Gotham Group Agent, that such Receivables shall not be subject to such offset,

(xv)as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(xvi)as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly to Seller under and in accordance with the applicable Receivables Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim, and

(xvii)payable into a Lockbox or Collection Account that is subject to a Collection Account Agreement.

“Eligible Unbilled Receivable” means, at any time, a Receivable that (a) is not evidenced by an Invoice but otherwise meets the requirements set forth in clauses (i) - (xvii) of the definition of “Eligible Billed Receivable”, (b) is fully earned per the terms of the underlying contractual obligation and (c) is invoiced within 20 Business Days of the month following the month in which the services were rendered.
“Eligible Receivable” means an Eligible Billed Receivable or an Eligible Unbilled Receivable.
“Encore Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of May 29, 2015 and effective as of May 31, 2015, between Encore Receivable Management, Inc., a Kansas corporation, and Seller, as the same may be amended, restated or otherwise modified from time to time.
“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the date of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.
“Excluded Contract” means a Contract which by its terms prohibits disclosure of its provisions to any of the Agents.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) any branch profit taxes or Taxes imposed on or measured by its net income, (b) franchise taxes imposed on it

(in lieu of net income Taxes), in each case by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or maintains its applicable lending office, (c) Taxes attributable to such Recipient’s failure to comply with paragraphs (a) or (b) of Section 10.4 (Taxes - Status of Purchasers; Refunds), (d) the amount of withholding taxes, if any, imposed under the laws of the United States of America as of the date of this Agreement upon the Recipient or if the Recipient is an Eligible Assignee or successor-in-interest, upon the original Recipient as of the date hereof from whom the Eligible Assignee or successor-in-interest ultimately derives its rights hereunder, (e) the amount of withholding taxes, if any, imposed under the laws of the United States of America immediately following any assignment to an Eligible Assignee which exceeds the amount of any withholding taxes imposed on payments to the assignor under the laws of the United States of America immediately prior to such assignment and (f) any Taxes imposed by FATCA.
“Facility Account” means Seller’s Account #1004387876 at, PNC Bank, National Association, 201 E. Fifth St., Cincinnati, Ohio 45201, ABA #043000096.
“Facility Termination Date” means the earliest of: (a) December 31, 2020, (b) the Amortization Date, and (c) three months prior to the Current Maturity Date of the Convergys Credit Agreement.
“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version that is substantially comparable thereto), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreement entered into by the United States in connection with the implementation of such Sections of the Code.
“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York City time) for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letters” means the Administrative Agent’s Fee Letter, the Gotham Group Fee Letter and the Wells Fargo Fee Letter.
“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
“Fixed Amount” means an amount equal to the portion of the Gotham Group’s Percentage of the Purchase Price for all Receivables Interests purchased that will be funded by

BTMU. For the avoidance of doubt, the Fixed Amount will remain constant until a Seller Party notifies the Administrative Agent and BTMU of a change.
“Foreign Currency Receivable” means any Receivable that is payable in a currency other than United States dollars.
“Foreign Purchaser” means a Purchaser that is not a U.S. Person.
“Funding Agreement” means this Agreement and any agreement or instrument executed by any Funding Source with or for the benefit of the Conduit.
“Funding Source” means (i) the Gotham Committed Purchaser or (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to the Conduit.
“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.
“Global Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of May 29, 2015 and effective as of May 31, 2015, between Stream Global Services AZ, Inc., an Arizona corporation, and Seller, as the same may be amended, restated or otherwise modified from time to time.
“Gotham Account” has the meaning set forth in Section 1.4.
“Gotham Committed Purchaser(s)” has the meaning set forth in the preamble to this Agreement.
“Gotham Group” has the meaning set forth in the preamble to this Agreement.
“Gotham Group Agent” has the meaning set forth in the preamble to this Agreement.
“Gotham Group Fee Letter” means that certain Gotham Group Fee Letter, dated as of January 4, 2017, duly executed by Seller and the Gotham Group, as the same may be amended, restated or otherwise modified or replaced from time to time.
“Governmental Authority” means any Federal, state, local, provincial or foreign court or governmental agency, authority (including executive authority), instrumentality or regulatory body (including any other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or function of or pertaining to the implemental of the Dodd-Frank Wall Street Reform and Consumer Protection Act).
“Government Receivable” means a Receivable as to which the Obligor is a government or a governmental subdivision or agency.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Incremental Purchase” means a purchase of a Receivables Interest which increases the total outstanding Aggregate Invested Amount hereunder.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Securitization Transactions of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Independent Director” shall mean a member of the Board of Directors of Seller (a) who is not at such time, and has not been at any time during the preceding five (5) years, (A) a director, officer, employee or affiliate of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding stock of any Seller Party, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights and (b) who is an officer of a firm nationally recognized for providing professional independent directors for special purpose entities and structured financings.
“Interim Reporting Date” shall have the meaning set forth in Section 8.5.
“International Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of May 29, 2015 and effective as of May 31, 2015, between Stream International Inc., a Delaware corporation, and Seller, as the same may be amended, restated or otherwise modified from time to time.
“Invested Amount” of any Receivables Interest means, at any time, (A) the Purchase Price of such Receivables Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent which in each case are applied to reduce such Invested Amount in accordance with the terms and conditions of this Agreement; provided that such Invested Amount shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.
“Investment Excess” shall have the meaning set forth in Section 2.6.
“Invoice” means, with respect to any Receivable, any invoice which evidences a Receivable.
“Law(s)” means, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LIBO Rate” means the rate per annum equal to the sum of (i) (a) the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Tranche Period, and having a maturity equal to such Tranche Period, provided that, (i) if Reuters Screen FRBD is not available to the Gotham Group Agent for any reason, the applicable LIBO Rate for the relevant Tranche Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, and having a maturity equal to such Tranche Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to BTMU, the applicable LIBO Rate for the relevant Tranche Period shall instead be the rate determined by each Purchaser to be the rate at which such Purchaser offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Tranche Period, in the approximate amount to be funded at the LIBO Rate and having a maturity equal to such Tranche Period, divided by (b) one minus the maximum aggregate reserve requirement (including all basic, supplemental, marginal or other reserves) which is imposed against the Gotham Group Agent in respect of Eurocurrency liabilities, as defined in Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time (expressed as a decimal), applicable to such Tranche Period plus (ii) the Applicable Margin per annum. The LIBO Rate shall be rounded, if necessary, to the next higher 1/100 of 1%.
“LIBOR Market Index Rate” means, for any day, (i) the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by Wells Fargo from another recognized source for interbank quotation), in each case, changing when and as such rate changes or (ii) if such rate is not so published or otherwise established for any such day, the Alternate Base Rate; provided, however, that in the event the reported one-month Eurodollar Rate is less than 0%, for purposes of the Transaction Documents, the “LIBOR Market Index Rate” shall be deemed to be 0%. The LIBOR Market Index Rate shall be rounded, if necessary, to the next higher 1/100 of 1%.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidity Agreement” means any liquidity purchase agreement or similar agreement now or hereafter entered into among the Conduit, the Gotham Group Agent and the Gotham Committed Purchaser for the purpose of directly or directly providing liquidity to the Conduit in connection with this Agreement, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“Liquidity Termination Date” means January 3, 2018, as such date may be extended from time to time by agreement of the Gotham Committed Purchaser in its sole discretion.
“LMIR” means, on any date of determination, a rate per annum equal to the sum of the LIBOR Market Index Rate plus the Applicable Margin.
“Lock-Box” means each locked postal box with respect to which a bank who has executed a Collection Account Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.
“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.00, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.
“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of Seller or Convergys and any of its subsidiaries, taken as a whole, (ii) the ability of Seller to perform its obligations under this Agreement or (at any time Convergys is acting as Servicer or Performance Guarantor), the ability of the Servicer or the Performance Guarantor to perform its obligations under this Agreement or the Performance Undertaking, as the case may be, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) any Purchaser’s interest, or the Administrative Agent’s security interest, in the Receivables generally or in any Material Portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of the Receivables generally or of any Material Portion of the Receivables.
“Material Indebtedness” means (a) with respect to the Performance Guarantor and its Subsidiaries (other than the Originators), Indebtedness in excess of $50 million in aggregate principal amount and (b) with respect to any Originator other than the Performance Guarantor, Indebtedness in excess of $20 million in aggregate principal amount.
“Material Portion” means (i) in the case of the definition of “Material Adverse Event” solely as such term is used Section 9.1(n), an amount equal to 10% or more of the Outstanding Balance of Receivables and (ii) otherwise, an amount equal to 5% or more of the Outstanding Balance of Receivables.
“Monthly Reporting Date” shall have the meaning set forth in Section 8.5.
“Moody’s” means Moody’s Investors Service, Inc.
“Net Pool Balance” means, at any time of determination, the Outstanding Balance of all Adjusted Eligible Receivables at such time minus the aggregate amount by which the Outstanding Balance of all Adjusted Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit or Special Concentration Limit for such Obligor.
“Obligations” shall have the meaning set forth in Section 2.1.
“Obligor” means a Person obligated to make payments pursuant to a Contract.
“Organic Document” means, relative to any Person, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.
“Originators” means Convergys Customer Management Group Inc., an Ohio corporation, Convergys Corporation, an Ohio corporation, Stream International Inc., a Delaware corporation, Stream Global Services AZ, Inc., an Arizona corporation, and Encore Receivable Management, Inc., a Kansas corporation.
“Other Taxes” has the meaning set forth in Section 10.5(c).
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“Participant” has the meaning set forth in Section 12.2.
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
“Percentage” means (a) 40% as to the Gotham Group, and (b) 60% as to Wells.
“Performance Guarantor” means Convergys and its successors.
“Performance Undertaking” means the amended and restated Performance Undertakings, dated as June 9, 2015 and effective as of May 31, 2015, by Performance Guarantor in favor of Seller, substantially in the form of Exhibit X, as the same may be amended, restated or otherwise modified from time to time.
“Permitted Foreign Currency Receivables” means Foreign Currency Receivables of which the aggregate Outstanding Balance is less than 5% of the aggregate Outstanding Balance of all Receivables.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Pooled Commercial Paper” means Commercial Paper notes of the Conduit subject to any particular pooling arrangement by the Conduit, but excluding Commercial Paper issued by the Conduit for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by the Conduit.
“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Wells Fargo (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
“Purchase” means an Incremental Purchase or a Reinvestment.
“Purchase Limit” means $225,000,000.
“Purchase Notice” has the meaning set forth in Section 1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Receivables Interest, the amount paid to Seller for such Receivables Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase Limit on the applicable purchase date and (iii) the excess, if any, of the Net Pool Balance (less the Required Reserves) on the applicable purchase date over the aggregate outstanding amount of Aggregate Invested Amount determined as of the date of the most recent Receivables Report, taking into account such proposed Incremental Purchase.
“Purchasers” means, collectively, the Conduit, Wells Fargo and the Gotham Committed Purchaser.
“Qualifying Committed Purchaser” means a Committed Purchaser with a rating of its short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody’s.
“Receivable” means any “Receivable” under and as defined in any of the Receivables Sale Agreements in which Seller now has or hereafter acquires any right, title or interest. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an Invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.
“Receivables Interest” means, at any time, an undivided Percentage interest (computed as set forth below) associated with a designated amount of Invested Amount, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided Percentage interest shall equal:

IA
NPB - RR

where:
IA    = the Invested Amount of such Receivables Interest.
RR    = the Required Reserves.
NPB    = the Net Pool Balance.
Such undivided Percentage interest shall be initially computed on its date of purchase. Thereafter, until the Amortization Date, each Receivables Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Amortization Date. The variable Percentage represented by any Receivables Interest as computed (or deemed recomputed) as of the close of the Business Day immediately preceding the Amortization Date shall remain constant at all times thereafter.
“Receivables Interest Excess” shall have the meaning set forth in Section 2.6.
“Receivables Report” means a report in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Servicer to the Administrative Agent and the Purchasers pursuant to Section 8.5.
“Receivables Sale Agreements” means the CCM Receivables Sale Agreement, the Convergys Receivables Sale Agreement, the International Receivables Sale Agreement, the Global Receivables Sale Agreement and the Encore Receivables Sale Agreement.
“Recipient” means any Agent or Purchaser.
“Records” means, with respect to any Receivable, all Contracts, Invoices and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Reduction Notice” has the meaning set forth in Section 1.3.
“Reinvestment” has the meaning set forth in Section 2.2.
“Related Security” means, with respect to any Receivable:
(i)    all “Related Security” under and as defined in the applicable Receivables Sale Agreement in which Seller now has or hereafter acquires any right, title or interest,
(ii)    all of Seller’s right, title and interest in, to and under the applicable Receivables Sale Agreement in respect of such applicable Receivable and all of Seller’s right, title and interest in, to and under the Performance Undertaking, and
(iii)    all proceeds of any of the foregoing.
“Reporting Date” means an Interim Reporting Date or a Monthly Reporting Date.
“Required Reserve” means, for any Calculation Period, the product of (a) the greater of (i) the Required Reserve Factor Floor and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve, the Servicing Reserve and, if applicable, the Contingent Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding the Cut-Off Date of such Calculation Period.
“Required Reserve Factor Floor” means, for any Calculation Period, the sum (expressed as a percentage) of (a) 20.00% plus (b) the product of the Adjusted Dilution Ratio times the Dilution Horizon Ratio, in each case, as of the Cut-Off Date immediately preceding the Cut-Off Date of such Calculation Period; provided, however, that the number in clause (a) of this definition shall be increased to 30.00% if the short term rating of AT&T Corporation is lowered by S&P or Moody’s to A3 / P3 respectively or below.
“Requirement of Law” means as to any Person, the Organic Documents of such Person, and any Law or determination of an arbitrator or any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Response Date” has the meaning set forth in Section 1.5 of this Agreement.
“Responsible Officer” means, with respect to any Person, each of the following officers (if applicable) of such Person (or anyone performing substantially the same functions as the following officers typically perform): any of such Person’s Senior Officers, or such Person’s assistant treasurer, credit manager or controller.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in any of the Receivables Sale Agreements), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed).
“Sanctioned Country” means, at any time, a country or territory which is the target of any countrywide or territory-wide Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or (d) Her Majesty’s Treasury of the United Kingdom.
“S&P” means Standard & Poor’s, a division of the McGraw Hill Companies, Inc.

“Scheduled Termination Date” means (a) as to the Gotham Group, the Liquidity Termination Date, and (b) as to Wells Fargo, January 3, 2020.
“Securitization Transaction” means any transfer by Convergys or any Subsidiary of Convergys of accounts receivable or interest therein, in a “true sale” transaction, (a) to a trust, partnership, corporation or other entity, which transfer is funded by the incurrence or issuance by the transferee or any successor transferee of indebtedness or other securities that are to receive payments from, or that represent interest in, the cash flow derived from such accounts receivable or interest therein, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in such clause or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization Transaction net of any such accounts receivable or interests therein that have been written off as uncollectible.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Parties” means, collectively, (a) Seller, and (b) at any time that Convergys is acting as Servicer or Performance Guarantor, Convergys.
“Senior Officer” shall mean, with respect to any Person, the chief executive officer, president, chief financial officer, senior vice president, comptroller or treasurer of such Person.
“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VIII to service, administer and collect Receivables.
“Servicing Fee” has the meaning set forth in Section 8.6.
“Servicing Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 1%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.
“Settlement Date” means (A) two (2) Business Days after each Monthly Reporting Date, and (B) the Business Day following each Interim Reporting Date.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Servicer.
“Taxes” means any and all taxes, imposts, duties, charges, fees, levies or other similar charges or assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, U.S. possession, county, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis, including interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.
“Terminating Tranche” has the meaning set forth in Section 4.3(b).
“Tranche Period” means, with respect to any Receivables Interest of the Gotham Committed Purchaser:
(a)          (i) if Yield for such Receivables Interest is calculated on the basis of the LIBO Rate and no other Tranche Period for the LIBO Rate is then outstanding, a period of one week, two weeks or one, two, three or six months, or such other period as may be mutually agreeable to the Gotham Group Agent and Seller, commencing on a Business Day selected by Seller or the Gotham Group Agent pursuant to this Agreement.  Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; and (ii) if Yield for such Receivables Interest is calculated on the basis of the LIBO Rate and another Tranche Period for the LIBO Rate is already outstanding, a period commencing on a Business Day selected by Seller or the Gotham Group Agent pursuant to this Agreement and ending on the same day as such other Tranche Period; or
(b)    if Yield for such Receivables Interest is calculated on the basis of the Alternate Base Rate, a period commencing on a Business Day selected by Seller, provided that no such period shall exceed one month.
If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Receivables Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the Gotham Group Agent.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, each of the Receivables Sale Agreements, each Collection Account Agreement, the Performance Undertaking, the Fee Letters, the Liquidity Agreements, the Subordinated Notes (as defined in any of the Receivables Sale Agreements) and all other instruments, documents and agreements required to be executed and delivered pursuant hereto.
“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“USA Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Wells Fargo” has the meaning set forth in the Preamble to this Agreement.
“Wells Fargo Account” has the meaning set forth in Section 1.4.
“Wells Fargo Fee Letter” means that certain Wells Fargo Fee Letter, dated as of January 4, 2017, duly executed by Seller and Wells Fargo, as the same may be amended, restated or otherwise modified or replaced from time to time.
“Yield” means, in the case of Wells Fargo, for each day for a Receivables Interests, and in the case of Gotham Committed Purchaser, for the respective Tranche Period relating to a Receivables Interest, an amount equal to the product of the applicable Discount Rate for each Receivables Interest multiplied by the Invested Amount of such Receivables Interest, annualized on a 360 day basis.
“Yield Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

EXHIBIT II-A
FORM OF PURCHASE NOTICE FOR WELLS FARGO
[Date]

To: Wells Fargo Bank, N.A., as a Purchaser and as Administrative Agent

Re: PURCHASE NOTICE
Ladies and Gentlemen:
Reference is hereby made to the Receivables Purchase Agreement dated as of June 30, 2009 among Convergys Funding Inc. (“Seller”), Convergys Corporation, as initial Servicer, the Purchasers from time to time party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch as Gotham Group Agent, and Wells Fargo Bank, N.A., as Administrative Agent (the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.
Wells Fargo is hereby notified of the following Incremental Purchase:
Purchase Date:                                 _____________, 20__
Purchase Price (Aggregate):                            $____________
Wells Fargo’s Percentage of the Purchase Price [60%]    $____________
Requested Rate:
Wells Fargo: LMIR (unless it is unavailable or illegal, then Alternate Base Rate)
Please credit Wells Fargo’s Percentage of the Purchase Price in immediately available funds to the following account:
[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. no. ( )

In connection with the Incremental Purchase to be made on the above-specified purchase date (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase, including the portion thereof to be funded by the Gotham Group):
(i)    the representations and warranties of the Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;
(ii)    no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;
(iii)    the Facility Termination Date has not occurred, the Aggregate Invested Amount does not exceed the Purchase Limit and the aggregate Receivables Interests do not exceed 100%; and
(iv)    the amount of Aggregate Invested Amount is $_________ after giving effect to the Incremental Purchase to be made on the Purchase Date including the portion thereof to be funded by the Gotham Group.
Very truly yours,

____________________________________

By:
Name:
Title:

EXHIBIT II-B
FORM OF PURCHASE NOTICE FOR GOTHAM GROUP
[Date]

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Gotham Group Agent

Re: PURCHASE NOTICE
Ladies and Gentlemen:
Reference is hereby made to the Receivables Purchase Agreement dated as of June 30, 2009 among Convergys Funding Inc. (“Seller”), Convergys Corporation, as initial Servicer, the Purchasers from time to time party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch as Gotham Group Agent, and Wells Fargo Bank, N.A., as Administrative Agent (the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.
The Gotham Group is hereby notified of the following Incremental Purchase:
Date of Purchase:
Purchase Price (Aggregate):        $____________________
Gotham Group’s Percentage
of Agg. Purchase Price [40%]:    $____________________

Incremental Fixed Amount:	$___________ for a ___- [week/month] Tranche Period
Requested Discount Rate for
incremental Fixed Amount:
BTMU:    [LIBO Rate] [Alternate Base Rate]

Amount to be funded by Conduit:	$___________________________
Please credit the Gotham Group’s Percentage of the Purchase Price (Aggregate) above in immediately available funds to the following account:

[Account Name]
[Account No.]
[Bank Name & Address]
[ABA #]
Reference:
Telephone advice to: [Name] @ tel. no. ( )

Please advise [Name] at telephone no. ( ) _________________ if the Conduit will not be making any portion of its Percentage of this purchase.
In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase, including the portion thereof to be funded by Wells Fargo):
(i)    the representations and warranties of the Seller set forth in Section 5.1 of the Receivables Purchase Agreement are true and correct on and as of the Purchase Date as though made on and as of such date;
(ii)    no event has occurred and is continuing, or would result from the proposed Incremental Purchase, that will constitute an Amortization Event or a Potential Amortization Event;
(iii)    the Facility Termination Date has not occurred, the Aggregate Invested Amount does not exceed the Purchase Limit and the aggregate Receivables Interests do not exceed 100%; and
(iv)    the amount of Aggregate Invested Amount is $_________ after giving effect to the Incremental Purchase to be made on the Purchase Date including the portion thereof to be funded by Wells Fargo.
Very truly yours,

____________________________________

By:
Name:
Title:

EXHIBIT III
PLACES OF BUSINESS OF THE SELLER; LOCATIONS OF RECORDS; ORGANIZATIONAL AND FEDERAL EMPLOYER IDENTIFICATION NUMBERS

Name of Seller Address of Chief Executive Office and Location of Records	State of Incorporation Organization Number	Federal Employee Identification Number
Convergys Funding Inc. Circleport II Business Park 1101 Pacific Avenue Erlanger, KY 41018	Kentucky #0732871	27-0428487

EXHIBIT IV
NAMES OF COLLECTION BANKS; COLLECTION ACCOUNTS

Collection Bank Name	Post Office Box Address	Corresponding Account Number
XXXXXXXXXXX	XXXXXXXXXXXX	XXXXXXXXXX

Collection Bank Name	Account Number
XXXXXXXXXXXX	XXXXXXXXXX

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

To:    The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as a Purchaser
Wells Fargo Bank, N.A., as a Purchaser and Administrative Agent

This Compliance Certificate is furnished pursuant to that certain Receivables Purchase Agreement dated as of June 30, 2009 among Convergys Funding Inc. (“Seller”), Convergys Corporation, as initial Servicer, the Purchasers from time to time party thereto and Wells Fargo Bank, N.A., as Administrative Agent (the “Agreement”).
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1.    I am the duly elected _________________ of [Seller/Servicer].
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of [Seller/Servicer and its Subsidiaries] during the accounting period covered by the attached financial statements.
3.    To the best of my knowledge, no event has occurred which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, [during or at the end of the accounting period covered by the attached financial statements or] as of the date of this Certificate, except as set forth in paragraph 4 below.
4.    Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which [Seller/Servicer] has taken, is taking, or proposes to take with respect to each such condition or event: _____________________________________
The foregoing certifications, together with the financial statements delivered with this Certificate, are made and delivered this ___ day of ______________, 20__. [Schedule I attached hereto sets forth certain financial data and computations evidencing the compliance with certain covenants of the Agreement, all of which data and computations are true, correct and complete.]
________________________________
[Name]
On behalf of [Seller/Servicer], in capacity as Officer thereof.

Schedule I to Compliance Certificate

Set forth below are computations evidencing Convergys’s compliance with Sections 9.1(q) and 9.1(r) of the Agreement:

For the quarter ended _______________, 20__
(in thousands):